                                                                      Exhibit 2








                              AGREEMENT OF MERGER


                           DATED AS OF APRIL 17, 1998

                                     AMONG

                                   THQ INC.,

                          GAMEFX ACQUISITION COMPANY,

                                      AND

                                  GAMEFX, INC.

                               AGREEMENT OF MERGER


                 THIS AGREEMENT OF MERGER, dated as of April 17, 1998, among THQ INC., a Delaware corporation ("Parent"), GAMEFX ACQUISITION COMPANY, a Delaware corporation and a wholly owned subsidiary of Parent ("Mergerco"), and GAMEFX, INC., a Delaware corporation (the "Company").


                              W I T N E S S E T H:

                 WHEREAS, the Company is a Delaware corporation having an authorized capital that consists of 7,500,000 shares of common stock, par value $0.01 per share (the "Company Common Stock"), of which, as of the date hereof, 4,902,000 shares are issued and outstanding; and

                 WHEREAS, Parent is a Delaware corporation having an authorized capital of (i) 35,000,000 shares of common stock, par value $0.01 per share (the "THQ Stock"), of which, as of March 20, 1998, approximately 6,888,560 shares were issued and outstanding, and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share, none of which, as of the date hereof, is issued and outstanding; and

                 WHEREAS, Mergerco is a Delaware corporation having an authorized capital of 1,000 shares of common stock, par value $1.00 per share, all of which are issued and outstanding and owned of record and beneficially by Parent; and

                 WHEREAS, the respective Boards of Directors of each of the Company, Parent and Mergerco have approved the merger of the Company with and into Mergerco pursuant to the terms and subject to the conditions set forth in this Agreement, and the Board of Directors of the Company has directed that this Agreement be submitted to the shareholders of the Company for adoption; and

                 WHEREAS, the parties intend the merger to be a reorganization under Section 368(a)(2)(D) of the Internal Revenue Code of 1986;

                 NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among the parties as follows:

1.       DEFINITIONS.

                 In this Agreement, the following terms have the meanings specified or referred to in this Section 1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

                 "ACQUISITION PROPOSAL" has the meaning set forth in Section
7.9.

                 "ACTION" means any governmental investigation; any suit or action at law or in equity; any arbitration, audit, assessment, grievance or other proceeding, whether actual, proposed or threatened; and any other claim.

                 "ADDITIONAL CASH" has the meaning set forth in Section 3.2.1.

                 "AFFILIATE" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.

                 "AGREED ACCOUNTING PRINCIPLES" means generally accepted accounting principles consistently applied, provided that, with respect to any matter as to which there is more than one generally accepted accounting principle, Agreed Accounting Principles means the generally accepted accounting principles applied in the preparation of the Balance Sheet; and provided further that, for purposes of the Agreed Accounting Principles, no known adjustments for items or matters, regardless of the amount thereof, shall be deemed to be immaterial.

                 "ASSOCIATE" of any Person means (i) a corporation or organization of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Person or any of its parents or subsidiaries.

                 "BALANCE SHEET" means the balance sheet of the Company included in the Financial Statements.

                 "BALANCE SHEET DATE" means December 31, 1997.

                 "BONUS AMOUNT," "BONUS PERIOD" and "BONUS PLAN" each has the meaning set forth in Section 7.24.

                 "BONUS PLAN ADMINISTRATOR" shall mean, for each quarter of the Bonus Plan, (i ) Davis, if he is an employee of the Company or Parent at the end of such quarter, (ii) if Davis is not an employee of the Company or Parent at the end of such quarter, such other individual who at that date is the most senior executive of the Company; provided, however, that such individual shall not be entitled to participate in the Bonus Plan without the consent of the chief executive officer of Parent.

                 "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, as amended from time to time, and the rules and regulations promulgated thereunder.

                 "CERTIFICATE OF MERGER" has the meaning set forth in Section
4.1.

                 "CLAIM NOTICE" has the meaning set forth in Section 11.3.1.

                 "CLOSING DATE" has the meaning set forth in Section 4.1.

                 "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

                 "COMPANY" means GameFx, Inc., a Delaware corporation.

                 "COMPANY AGREEMENTS" has the meaning set forth in Section
5.17.2.

                 "COMPANY ANCILLARY AGREEMENTS" means all agreements, instruments and documents being or to be executed and delivered by the Company under this Agreement or in connection herewith.

                 "COMPANY COMMON STOCK" has the meaning set forth in the recitals to this Agreement.

                 "COMPANY COMMON STOCK EQUIVALENTS" means the number of shares of Company Common Stock issued and outstanding at the Effective Time plus the number of shares of Common Stock issuable upon the exercise of Options outstanding as of the Effective Time.

                 "COMPANY GROUP" shall mean any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in
Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included the Company (or another such predecessor or successor), or any other group of corporations that, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with the Company or any predecessor of or successor to the Company (or another such predecessor or successor).

                 "COMPANY INTELLECTUAL PROPERTY" has the meaning set forth in
Section 5.18.

                 "COMPANY PROPERTY" means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset owned, leased or operated by the Company (including any surface water thereon or adjacent thereto and any soil or ground water thereunder), whether currently or at any previous time.

                 "CONFIDENTIALITY AGREEMENT" has the meaning set forth in
Section 13.5.

                 "CONTEMPLATED TRANSACTIONS" has the meaning set forth in
Section 5.2.3.

                 "COURT ORDER" means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

                 "COVERED PRODUCTS" has the meaning ascribed thereto in the Employment Agreement.

                 "DAVIS" means C. Noah Davis.

                 "DEVELOPMENT TOOLS" has the meaning set forth in Section 5.20.

                 "DGCL" means the Delaware General Corporation Law, as amended.

                 "DISSENTING SHARES" has the meaning set forth in Section 3.3.

                 "EA" means Electronic Arts Inc.

                 "EA NOTES" means the promissory notes owing by the Company to EA and identified on Schedule 5.3.

                 "EA OBLIGATIONS" means the aggregate principal and interest owing on the EA Notes as of the Effective Time, as set forth on or as determined in accordance with Schedule 5.3.

                 "EFFECTIVE TIME" has the meaning set forth in Section 4.1.

                 "EFFECTIVE TIME STOCKHOLDERS" means those Persons who, as of the Effective Time, are the record holders of shares of Company Common Stock, and each such Person's successors and assigns with respect to such shares.

                 "EFFECTIVE TIME MERGER SHARES" has the meaning set forth in 3.2.4.

                 "EMPLOYEE PLANS" has the meaning set forth in Section 5.23.

                 "EMPLOYMENT AGREEMENT" means the Employment Agreement between Parent and Davis in substantially in the form transmitted by Kenneth Levin, counsel for Parent, to Susan Skaer, counsel for the Company, under cover of a letter dated April 16, 1998..

                 "ENCUMBRANCE" means any security interest, pledge, mortgage, lien (including a mechanics' lien), encumbrance, lease, conditional sales agreement, option, covenant, easement, restriction, charge, claim or other defect in title of any nature on any property or asset or property interest, whether voluntarily incurred or arising by operation of law or otherwise; and includes any agreement or commitment to grant, make or enter into any of the foregoing, the filing of any financing statement under the Uniform Commercial Code or any agreement to file any such financing statement or to record any lien in the real property records maintained by a Governmental Body.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, including the rules and regulations promulgated thereunder.

                 "ERISA AFFILIATE" means (i) any corporation which at any time on or before the Effective Time is or was a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company; (ii) any partnership, trade or business (whether or not incorporated) which at any time on or before the Effective Time is or was under common control (within meaning of Section 414(c) of the Code) with the Company; and
(iii) any entity which at any time on or before the Effective Time is or was a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as either the Company, any corporation described in clause
(i) of this definition or any partnership, trade or business described in clause (ii) of this definition.

                 "ESCROW" has the meaning set forth in Section 4.4.

                 "ESCROW AGENT" means either Chase Manhattan Bank, N.A. or City National Bank (as determined by Parent), in its capacity as escrow agent; or if such entities are unable or unwilling to so act on terms acceptable to Parent, another escrow agent mutually agreed upon by Parent and the Company.

                 "ESCROW AGREEMENT" has the meaning set forth in Section 7.17.

                 "ESCROW SHARES" has the meaning set forth in Section 4.4.

                 "EXCHANGE ACT" means the U.S. Securities Exchange Act of 1934, as amended.

                 "EXPENSES" means any and all expenses incurred in connection with investigating, defending or asserting any Action indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

                 "FINANCIAL STATEMENTS" has the meaning set forth in Section
5.7.

                 "GENERAL CREDITOR" means each Person who, as of the Merger Filing, is a creditor of the Company (other than EA and the Investor Noteholders), whether or not the amount owing to such Person has been billed to the Company as of the Merger Filing.

                 "GENERAL RELEASE AND COVENANT NOT TO SUE" means the General Release and Covenant Not to Sue in the form of Exhibit A.

                 "GOVERNMENTAL BODY" means any foreign, federal, state, local or other governmental authority or regulatory body.

                 "GOVERNMENTAL CONSENTS AND FILINGS" has the meaning set forth in Section 5.2.3.

                 "GOVERNMENTAL PERMITS" has the meaning set forth in Section 5.9.1.

                 "GROSS MERGER CONSIDERATION" has the meaning set forth in
Section 3.2.2.

                 "HAZARDOUS MATERIALS" has the meaning set forth in Section 5.27.1.

                 "INDEMNIFIED PERSON" and "INDEMNITOR" each has the meaning set forth in Section 11.3.1.

                 "IRS" means the Internal Revenue Service.

                 "INVENTIONS" has the meaning set forth in Section 5.18.1.

                 "INVESTOR NOTES" means the promissory notes made by the Company and identified on Schedule 5.3.

                 "INVESTOR NOTEHOLDERS" means the holders of the Investor Notes as of the Effective Time.

                 "INVESTOR NOTES OBLIGATIONS" means the aggregate amount of principal and interest owing on the Investor Notes as of the Effective Time, as set forth on or as determined in accordance with Schedule 5.3.

                  "KNOWLEDGE" means, with reference to a party hereto, only the actual knowledge of any of the directors and officers of such party, after reasonable inquiry of such party's employees, agents and consultants and information set forth in documents in the possession of such party.

                 "KNOWLEDGE QUALIFICATION" means a qualification to any representation or warranty made by a party expressed as "to the knowledge" of such party, that such party "has not received any notice that" or similar language intended to limit the scope of such representation and warranty.

                 "LEASED REAL PROPERTY" has the meaning set forth in Section
5.13.

                 "LOSS" means any and all losses, costs, obligations, liabilities, diminution in value, settlement payments, awards, judgments, damage to the environment, natural resources or public health, fines, penalties, damages, expenses, deficiencies or other charges, whether foreseeable or unforeseeable.

                 "MATERIAL ADVERSE EFFECT" means, with respect to any party hereto, any change or effect (or any development that, insofar as can be reasonably foreseen, would result in any change or effect) that is materially adverse to the assets, business, financial condition, results of operations or prospects of such party.

                 "MERGER" has the meaning set forth in Section 2.1.

                 "MERGERCO" has the meaning specified in the first paragraph of this Agreement.

                 "MERGER CONSIDERATION" has the meaning set forth in Section 3.2.2.

                 "MERGER FILING" has the meaning set forth in Section 4.2

                 "MERGER SHARES" has the meaning set forth in Section 3.2.1.

                 "MINIMUM CASH" has the meaning set forth in Section 3.2.1.

                 "MORAL RIGHTS" has the meaning set forth in Section 5.18.1.

                 "NASDAQ/NMS" has the meaning set forth in Section 7.11.

                 "NET MERGER SHARES" has the meaning set forth in Section
3.2.3.

                 "NET WHOLESALE REVENUE" has the meaning ascribed thereto in the Employment Agreement.

                 "OPTIONS" means options granted by the Company under the Stock Option Plan.

                 "OTHER EXECUTIVES" means Kurt Bickenbach, John Burkhardt, Brian Jacobson, Eric Twietmeyer and Walter Wright.

                 "PARENT" has the meaning specified in the first paragraph of this Agreement.

                 "PARENT ANCILLARY AGREEMENTS" means all agreements, instruments and documents being or to be executed and delivered by Parent under this Agreement or in connection herewith.

                 "PARENT GROUP MEMBER" means Parent and its Affiliates and their respective successors and assigns, including, after the Effective Time, the Surviving Corporation; and the stockholders, directors, officers, employees and agents of each of such Persons.

                 "PARENT SEC DOCUMENTS" has the meaning set forth in Section
6.4.

                 "PERMITTED ENCUMBRANCES" means (i) liens for taxes and other governmental charges and assessments which are not yet due and payable, (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, and (iii) other liens or imperfections on property which are not material in amount, do not interfere with, and are not violated by the consummation of the transactions contemplated by, this Agreement and do not materially detract from the value or marketability of, or materially impair the existing use of, the property affected by such lien or imperfection.

                 "PER SHARE STOCK" and "PER SHARE ADDITIONAL STOCK" each has the meaning set forth in Section 3.2.

                 "PERSON" means any individual, corporation, partnership, joint venture, association, company, trust, estate, unincorporated organization or other entity, or any Governmental Body.

                 "POOL A," "POOL B" and "POOLS" each has the meaning set forth in Section 7.24.1

                 "PRODUCTS" has the meaning set forth in Section 5.19.

                 "PRODUCTS UNDER DEVELOPMENT" has the meaning set forth in
Section 5.19.

                 "PUBLISHED PRODUCTS" has the meaning set forth in Section
5.19.

                 "PURCHASED SHARES" has the meaning set forth in Section 7.23.

                 "RCRA" means the Resource Conservation and Recovery Act, as amended from time to time, and the rules and regulations promulgated thereunder.

                 "REQUIREMENTS OF LAWS" means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law.

                 "RSPAS" means the Restricted Stock Purchase Agreements entered into in 1997 between the Company and certain of the Stockholders.

                 "SEC" means the U. S. Securities and Exchange Commission.

                 "SECURITIES ACT" means the U.S. Securities Act of 1933, as amended.

                 "STOCK CERTIFICATE" has the meaning set forth in Section
3.1.1.

                 "STOCKHOLDER GROUP MEMBER" means (i) in the event the Merger is not consummated, the Company, and (ii) from and after the Merger Filing, each of the Effective Time Stockholders.

                 "STOCKHOLDERS" means those Persons who from time to time are the holders of shares of Company Common Stock.

                 "STOCKHOLDERS' REPRESENTATIVES" means Davis, James Whims and Jerema E. Wolosenko, acting from and after the Effective Time as a committee on behalf of the Effective Time Stockholders in accordance with Section 7.16.

                 "STOCK OPTION PLAN" means the Company's 1997 Stock Option
Plan.

                 "STOCK PRICE" means the average closing price of the THQ Stock on NASDAQ Stock Market for the ten trading days ending on the date of this Agreement.

                 "STOCK PURCHASE AGREEMENT" has the meaning set forth in
Section 7.23.

                 "SUBSIDIARY" shall mean any corporation, partnership, limited liability company, joint venture or other entity in which the Company (a) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or (b) is a general partner.

                 "SUPPLEMENTS AND AMENDMENTS" means the six Supplements and Amendments to Employment, Confidentiality and Invention Assignment Agreement between Parent and each of Davis and the Other Executives, substantially in the form of Exhibit B.

                 "SURVIVING CORPORATION" has the meaning set forth in Section
2.1.

                 "TANGIBLE ASSETS" means the tangible assets and properties of the Company, whether owned or leased.

                 "TAX" (and, with correlative meaning, "Taxes") shall mean: (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority; and (ii) any liability of the Company or any Subsidiary for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of the Company or any Subsidiary under any Tax Sharing Arrangement or Tax indemnity arrangement.

                 "TAX RETURN" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

                 "TAX SHARING ARRANGEMENT" shall mean any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes the Company or any Subsidiary.

                 "TECHFARM" means TechFarm II, L.P., a California limited partnership.

                 "THQ STOCK" has the meaning set forth in the recitals to this Agreement.

                 "TOTAL CONSIDERATION" has the meaning set forth in Section
3.2.1.

                 "TREASURY REGULATIONS" has the meaning set forth in Section 5.15.3.

                 "WARRANTS" means the warrants issued by the Company and identified on Schedule 5.3.

                 "WARRANTHOLDERS" means the holders of the Warrants as of the Effective Time.


2.       THE MERGER.

                 2.1 THE MERGER; THE SURVIVING CORPORATION. On the terms and subject to the conditions set forth herein, and in accordance with the provisions of the DGCL, at the Effective Time the Company shall be merged with and into Mergerco (the "Merger"). Upon the effectiveness of the Merger, the separate existence of the Company shall cease except to the extent provided by law in the case of a corporation after its merger into another corporation, and Mergerco shall be the surviving corporation (the "Surviving Corporation") and shall continue its existence under the laws of the State of Delaware.

                 2.2 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

                 2.3 CERTIFICATE OF INCORPORATION, BYLAWS, DIRECTORS AND OFFICERS. The Certificate of Incorporation and the Bylaws of Mergerco, as in effect immediately prior to the Effective Time, shall continue in full force and effect as the Certificate of Incorporation and the Bylaws of the Surviving Corporation. The directors and officers of Mergerco immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation until their respective successors are duly elected and qualified.


3.       CONVERSION OF SHARES; DETERMINATION OF PURCHASE PRICE.

                 3.1 CONVERSION TERMS. As of the Effective Time, by virtue of the Merger and without any action on the part of any Stockholder or any stockholder of Mergerco:

                          3.1.1 Each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time, other than (i) Dissenting Shares to the extent provided in Section 3.3, and
         (ii) each share of Company Common Stock owned by THQ, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become (I) the Per Share Stock, and
         (II) the right to receive the Per Share Additional Stock; and each share of Company Common Stock that is so converted shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be canceled and retired and shall cease to exist; and each holder of a stock certificate which prior to the Effective Time evidenced any such share (a "Stock Certificate") shall thereafter cease to have any rights with respect to such share except, upon the surrender of such Stock Certificate in accordance with Section 4.3, the right to receive the Merger Shares provided for in this Agreement;

                          3.1.2 Each share of Company Common Stock that, immediately prior to the Effective Time, is owned by Parent, shall by virtue of the Merger and without any action on the part of the Company become one issued and outstanding share of Mergerco.

                          3.1.3 Each share of Company Common Stock that, immediately prior to the Effective Time, is held in the treasury of the Company, shall, by virtue of the Merger and without any action on the part of the Company, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor, and shall cease to exist; and

                          3.1.4 Each share of common stock of Mergerco issued and outstanding immediately prior to the Effective Time shall continue to be one issued and outstanding share of common stock of Mergerco.

         3.2 DETERMINATION OF TOTAL CONSIDERATION, GROSS MERGER CONSIDERATION, NET MERGER SHARES, EFFECTIVE TIME MERGER SHARES, ETC.

                 3.2.1 The "Total Consideration" shall consist of $600,000 in cash (the "Minimum Cash") plus a combination of THQ Stock (the "Merger Shares") and additional cash (the "Additional Cash") determined as follows, based on the Stock Price:


--------------------------------------------------------------------------------------------------------------------
 If the Stock Price is:      Then the number of Merger Shares is:         And the amount of  the Additional Cash is:
====================================================================================================================
 Below $20                                     320,000                    $6.4 million less the product of 320,000
                                                                          multiplied by the Stock Price
--------------------------------------------------------------------------------------------------------------------
 $20                                           320,000                                          0
--------------------------------------------------------------------------------------------------------------------
 Above $20                   $6.4 million divided by the lesser of (i)                          0
                             the Stock Price, or (ii) $25
--------------------------------------------------------------------------------------------------------------------


                          3.2.2 The "Gross Merger Consideration" shall be an amount equal to (i) the Total Consideration, less (ii) the amount by which (a) the portion of the Total Consideration that is applied or deemed applied to satisfy the liabilities of the Company pursuant to Sections 4.5.1 through 4.5.4 and the repurchase of the Warrants pursuant to Section 4.5.5, exceeds (b) $167,448; for the purposes of this computation, if the amount of cash so applied or deemed applied is greater than the Minimum Cash, the number of Merger Shares included in the Gross Merger Consideration shall be reduced by an amount equal to (I) such excess, divided by (II) the Stock Price.

                          3.2.3 The "Net Merger Shares" shall be a number of Merger Shares equal to (i) the number of Merger Shares that constitute the Gross Merger Consideration, less (ii) a fraction,the numerator of which is (a) the number of Purchased Shares, multiplied by (b) the number of Merger Shares that constitute the Gross Merger Consideration; and the denominator of which is the Company Common Stock Equivalents plus the number of Purchased Shares. For example, if the number of Merger Shares that constitutes the Gross Merger Consideration is 215,000, the number of Purchased Shares is 222,000 and the Company Common Stock Equivalents is 4,977,000, the Net Merger Shares would be 205,819.

                          3.2.4 The "Effective Time Merger Shares" shall be the Net Merger Shares less the Escrow Shares deposited into the Escrow pursuant to Section 4.4.

                                  3.2.5    The "Per Share Stock" shall be a
         number of Effective Time Merger Shares equal to the quotient obtained by dividing (i) the number of Effective Time Merger Shares, less the number of Merger Shares that will be issuable upon the exercise in full of all of the Options outstanding as of the Efffective Time, by
         (ii) the number of shares of Company Common outstanding at the Effective Time.

                          3.2.6 The "Per Share Additional Stock" shall be an amount equal to the quotient obtained by dividing (i) the number of Net Merger Shares, if any, remaining in the Escrow upon termination of the Escrow, by (ii) the number of shares of Company Common outstanding at the Effective Time.

                 3.3 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock, if any, that are issued and outstanding immediately prior to the Effective Time and that are held by Stockholders who have not voted in favor of adoption of this Agreement, and who have delivered a written demand for appraisal of such shares in the manner provided in Section 262 of the DGCL, and who are otherwise entitled to the benefits of such Section (the "Dissenting Shares"), shall not be converted into or be exchanged for the right to receive the consideration provided in
Section 3.1.1, unless and until such holder shall have failed to perfect such demand within the period prescribed by the DGCL or shall have effectively withdrawn or lost the right to appraisal and payment under the DGCL. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the consideration provided in Section 3.1.1, without any interest thereon.

                 3.4 CLOSING OF COMPANY TRANSFER RECORDS. At the Effective Time, the stock transfer records of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made.


4.       CONSUMMATION OF THE MERGER.

                 4.1 CLOSING DATE. On the Closing Date, the Company, Parent and Mergerco shall cause to be filed with the Secretary of State of the State of Delaware a properly executed certificate of merger consistent with the terms of this Agreement and the DGCL and in form and substance reasonably satisfactory to the parties hereto (the "Certificate of Merger"). The Certificate of Merger shall state that the effective time of the Merger (the "Effective Time") shall be upon the filing of the Certificate of Merger, and the Merger shall be effective at that time. The date on which the Certificate of Merger is filed (the "Closing Date") shall be a date occurring within ten business days after the condition set forth in Section 9.6 is satisfied or such other date, as may be agreed upon by Parent and the Company at which the conditions set forth in Sections 9 and 10 are satisfied or waived. In the event that one or more of the conditions set forth in Sections 9 or 10 has not been satisfied or waived on any date scheduled to be the Closing Date, this Agreement shall not terminate (unless pursuant to the exercise by one of the parties of its rights under Section 12) and the Closing Date shall be rescheduled to such date as may be mutually agreed by Parent and the Company or, if no such date is mutually agreed upon within two business days after the previously scheduled Closing Date, the earliest date specified in a written notice given by Parent or the Company to the other that is at least three business days after the giving of such notice.

                 4.2 THE MERGER FILING. The "Merger Filing" shall mean the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. To facilitate the Merger Filing, the parties shall execute and acknowledge the Certificate of Merger in accordance with the laws of the State of Delaware prior to the Closing Date and the Company shall deliver the executed Certificate of Merger to counsel for Parent. Such counsel shall file the Certificate of Merger on the Closing Date immediately upon receipt of telephonic authorization from representatives of Parent and the Company. On the Closing Date, representatives of the parties shall meet at the offices of Sidley & Austin at 555 West 5th Street, Los Angeles, California, for the purpose of delivering the documents described in Sections 4.6 through 4.8, and subject to the satisfaction or waiver of each of the conditions set forth in Sections 9 and 10, causing the Merger Filing to occur.

                 4.3      PAYMENT OF THE PER SHARE STOCK.

                          4.3.1 Parent shall establish such appropriate procedures as may be necessary in order to provide for the payment, at or as soon as practicable after the Effective Time, to each Effective Time Stockholder who surrenders to Parent a duly endorsed Stock Certificate together with a properly completed and duly executed letter of transmittal, Merger Shares and cash in the amounts specified in Section 3.1.1.

                          4.3.2   No certificate or scrip representing
         fractional shares of THQ Stock shall be issued upon the surrender for exchange of Stock Certificates pursuant to this Section 4.3. In lieu of any such fractional share, each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of THQ Stock shall be paid an amount in cash (without interest and rounded to the nearest dollar), determined by multiplying the Stock Price by the fractional interest to which such holder would otherwise be entitled. For the purpose of paying such cash in lieu of fractional shares, all Stock Certificates surrendered for exchange by a Stockholder shall be aggregated.

                          4.3.3 No dividends or other distributions that are declared on or after the Effective Time on THQ Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any Person entitled by reason of the Merger to receive a certificate evidencing Merger Shares until such Person surrenders the related Stock Certificate as provided in this Section 4.3.

                          4.3.4 The Merger Shares and cash issued or paid upon the surrender of a Stock Certificate shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock evidenced by such Stock Certificates.

                 4.4 THE ESCROW. As a condition to the Merger Filing, Parent shall deliver the following to the Escrow Agent, to be held by the Escrow Agent in an escrow account (the "Escrow") in accordance with the provisions of the Escrow Agreement the number of Merger Shares equal to 18% of
(i) the number of Merger Shares that are included in the Net Merger Shares, less (ii) the number of Merger Shares that will be issuable upon the exercise in full of all of the Options outstanding as of the Efffective Time (the "Escrow Shares"). Within five business days after termination of the Escrow in accordance with the Escrow Agreement, and pursuant to written instructions delivered to the Escrow Agent by the Company and the Stockholders' Representatives, the Escrow Agent shall deliver the Escrow Shares remaining in the Escrow, after all deductions have been made therefrom pursuant to Section 11.1, (I) to each Effective Time Stockholder who surrendered a Stock Certificate and received the Per Share Stock with respect to the shares evidenced by such Stock Certificate, an amount equal to (a) the Per Share Additional Stock, multiplied by (b) the number of shares of Company Common Stock evidenced by such Stock Certificate; and (II) the balance to Parent.

Thereafter the Escrow Agent shall not be liable to any Persons claiming any amount of such Escrow Shares; and any subsequent distribution of the balance of such Escrow Shares shall be effected directly with Parent.

                 4.5 SATISFACTION OF CERTAIN LIABILITIES AND PURCHASE OF THE WARRANTS. Concurrently with the Merger Filing:

                          4.5.1 Parent shall either pay directly to EA the full amount of the EA Obligations, or shall provide sufficient funds to the Company to enable the Company to pay to EA the full amount of the EA Obligations, in which case the Company shall apply such funds for such purpose (in either case, in payment and satisfaction in full of the EA Notes and using a portion of the Minimum Cash).

                          4.5.2 Parent shall either pay directly to each General Creditor the full amount due and owing as of such date to such General Creditor, or shall provide sufficient funds to the Company to enable the Company to pay to each General Creditor the full amount due and owing as of such date to such General Creditor (or that has accrued in favor of such General Creditor through the Closing Date), in which case the Company shall apply such funds for such purpose (in either case, using a portion of the Minimum Cash).

                          4.5.3 Parent and the Company shall agree in writing on the amount of the obligations owing as of such date to each General Creditor that is not yet due as of such date, and such amount shall be deemed assumed by Parent at the Effective Time and shall be paid by Parent in cash in the ordinary course of business following the Effective Time.

                          4.5.4 Parent shall either pay directly to each Investor Noteholder the Investor Notes Obligations, or shall provide sufficient cash and/or THQ Stock to enable the Company to pay to each Investor Noteholder the Investor Notes Obligations, in payment and satisfaction in full of the Investor Notes (in either case using (i) first, the portion of the Minimum Cash not applied pursuant to Sections 4.5.1 and 4.5.2, if any, (ii) second, the Additional Cash, if any, and (iii) the balance, the number of Merger Shares equal to such balance owing to the Investor Noteholders divided by the Stock Price).

                          4.5.5 Parent shall either pay directly to each Investor Noteholder, or shall provide sufficient THQ Stock to enable the Company to pay to each Investor Noteholder, in consideration for the purchase and cancellation of the Warrant(s) owned by such Warrantholder, the number of Merger Shares equal to (i) 35% of the principal balance of the Investor Note(s) issued to such Investor Noteholder, divided by (ii) the Stock Price.

                 4.6 PARENT'S DELIVERIES. Subject to fulfillment or waiver of the conditions set forth in Section 9, concurrently with the Merger Filing Parent shall deliver to the Company all of the following:

                          4.6.1 a copy of the Certificate of Incorporation of Parent, certified as of a recent date by the Secretary of State of the State of Delaware;

                          4.6.2 a certificate of good standing of Parent, issued as of a recent date by the Secretary of State of the State of Delaware;

                          4.6.3   a certificate of the Secretary or an
         Assistant Secretary of Parent, dated the Closing Date, in form and substance reasonably satisfactory to the Company, to the effect that
         (i) the

         Certificate of Incorporation of Parent has not been amended or modified since the date of certification of the Delaware Secretary of State referred to in Section 4.6.1; (ii) the Bylaws of Parent, as attached thereto, have not been amended or modified as of the Closing Date; (iii) the resolutions of the Board of Directors of Parent authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein by Parent, as attached thereto, are in full force and effect and have not been superseded, amended or modified as of the Closing Date; and (iv) the incumbency and signatures of the officers of Parent executing this Agreement and any Parent Ancillary Agreement are as set forth on the certificate;

                          4.6.4 an opinion or opinions of counsel to Parent, dated the Closing Date and in form and substance reasonably satisfactory to the Company;

                          4.6.5 the certificate contemplated by Section 10.1, duly executed by the President or any Vice President of Parent;

                          4.6.6 the Supplements and Amendments, dated the Closing date and duly executed by Parent; and

                          4.6.7 the Employment Agreement, dated the Closing Date and duly executed by Parent.

                 4.7 MERGERCO'S DELIVERIES. Subject to the fulfillment or waiver of the conditions set forth in Section 9, concurrently with the Merger Filing Mergerco shall deliver to the Company all of the following:

                          4.7.1 a copy of the Certificate of Incorporation of Mergerco, certified as of a recent date by the Secretary of State of the State of Delaware;

                          4.7.2 a certificate of good standing of Mergerco, issued as of a recent date by the Secretary of State of the State of Delaware;

                          4.7.3   a certificate of the Secretary or an
         Assistant Secretary of Mergerco, dated the Closing Date, in form and substance reasonably satisfactory to the Company to the effect that
         (i) the Certificate of Incorporation of Mergerco has not been amended or modified since the date of certification of the Delaware Secretary of State referred to in Section 4.7.1; (ii) the Bylaws of Mergerco, as attached thereto, have not been amended or modified as of the Closing Date; (iii) the resolutions of the Board of Directors of Mergerco authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein by Mergerco and the written consent of Parent adopting this Agreement in accordance with Section 251 of the DGCL, as attached thereto, are in full force and effect and have not been superseded, amended or modified as of the Closing Date; and (iv) the incumbency and signatures of the officers of Mergerco executing this Agreement are as set forth on the certificate;

                          4.7.4   an opinion or opinions of counsel to
         Mergerco, dated the Closing Date and in form and substance reasonably satisfactory to Parent; and

                          4.7.5 the certificate contemplated by Section 10.1, duly executed by the President or any Vice President of Mergerco.

                 4.8 THE COMPANY'S DELIVERIES. Subject to fulfillment or waiver of the conditions set forth in Section 10, concurrently with the Merger Filing the Company shall deliver (or cause to be delivered) to Parent all of the following:

                          4.8.1 a copy of the Certificate of Incorporation of the Company, certified as of a recent date by the Secretary of State of the State of Delaware;

                          4.8.2 a certificate of good standing of the Company, issued as of a recent date by the Secretary of State of the State of Delaware;

                          4.8.3   a certificate of the Secretary or an
         Assistant Secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Parent, to the effect that
         (i) the Certificate of Incorporation of the Company has not been amended or modified since the date of certification of the Delaware Secretary of State referred to in Section 4.8.1; (ii) the Bylaws, as attached thereto, have not been amended or modified as of the Closing Date; (iii) the resolutions of the Board of Directors of the Company authorizing the execution and performance of this Agreement and the transactions contemplated herein and the resolutions of the Stockholders adopting this Agreement, as attached thereto, are in full force and effect and have not been superseded, amended or modified as of the Closing Date; and (iv) the incumbency and signatures of the officers of the Company executing this Agreement and any Company Ancillary Agreement are as set forth on the certificate;

                          4.8.4 an opinion or opinions of counsel to the Company, dated the Closing Date and in form and substance reasonably satisfactory to Parent;

                          4.8.5 all consents, waivers or approvals, if any, obtained by the Company with respect to the consummation of the Contemplated Transactions;

                          4.8.6 the certificates contemplated by Sections 9.1 and 9.2, duly executed by the President or any Vice President of the Company;

                          4.8.7 the Employment Agreement, dated the Closing Date and duly executed by Davis and the Company;

                          4.8.8 the Supplements and Amendments, dated the Closing Date and duly executed by the Company and each of Davis and the Other Executives;

                          4.8.9 the General Release and Covenant Not to Sue, dated the Closing Date and duly executed by each of TechFarm, Davis and the Other Executives.


5.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

                 As an inducement to Parent and Mergerco to enter into this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to Parent and Mergerco as follows:

                 5.1 ORGANIZATION AND GOOD STANDING. The Company is duly and validly formed and subscribed under the laws of Delaware, is validly existing and in good standing under the laws of Delaware and any applicable provincial or local authority, has the power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted and is registered or qualified to conduct its business in each country and subdivision thereof (including each state) where it owns or rents property, has employees or conducts business. Schedule
5.1 contains a correct and complete list of the countries and the subdivisions thereof in which the Company is qualified or registered to conduct business. True and complete copies of the Company's Certificate of Incorporation and all amendments thereto through the date hereof, and the Company's Bylaws as amended through the date hereof, have been delivered to Parent.

                 5.2      POWER, AUTHORIZATION AND VALIDITY.

                          5.2.1 The Company has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all of the Company Ancillary Agreements.

                          5.2.2 The Company has full power and authority to execute, deliver and perform this Agreement and all of the Company Ancillary Agreements. The execution, delivery and performance of this Agreement and the Company Ancillary Agreements by the Company have been duly authorized and approved by the Company's board of directors and, except for the adoption of this Agreement by the Stockholders in accordance with Section 7.2.1 and the Merger Filing, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby.
         This Agreement has been duly authorized, executed and delivered by the Company and is the legal, valid and binding obligation of the Company enforceable in accordance with its terms, and each of the Company Ancillary Agreements has been duly authorized by the Company and upon execution and delivery by the Company will be a legal, valid and binding obligation of the Company enforceable in accordance with its terms.

                          5.2.3 Other than the Merger Filing, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company (the "Governmental Consents and Filings") is required in connection with the consummation of the transactions contemplated by this Agreement and the Company Ancillary Agreements (the "Contemplated Transactions").

                 5.3      CAPITALIZATION.

                          5.3.1 The authorized capital of the Company consists of 7,500,000 shares of common stock, par value $0.01 per share, of which 4,902,000 have been duly issued and are currently issued and outstanding and none are held as treasury shares. The number of shares reserved for issuance and the purpose of such reservation are set forth on Schedule 5.3.

                          5.3.2 Except for (i) the Investor Notes, (ii) the Warrants, and (iii) the 977,000 shares of Common Stock reserved for issuance under the Stock Option Plan, under which Options to purchase 297,000 shares of Common Stock are outstanding:

                                  5.3.2.1  There are not outstanding any
                 options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the

                 Company of any shares of its capital stock or any securities convertible into or ultimately exchangeable or exercisable for any shares of the Company's capital stock; and

                                  5.3.2.2  Except as set forth on Schedule
                 5.3.2, no shares of the Company's outstanding capital stock, or capital stock issuable upon exercise or exchange of any outstanding options, warrants or rights, or other stock issuable by the Company, are subject to any rights of first refusal or other rights to purchase such stock (whether in favor of the Company or any other person), pursuant to any agreement or commitment of the Company.

                          5.3.3 Attached to this Agreement as Schedule 5.3 is a complete list of (i) all Stockholders and the number of shares of Company Common Stock held by each, (ii) each holder of a Warrant and the number of Warrants held by each, (iii) all Investor Noteholders, the amount of each Convertible Note, and the amount that will be payable on each Convertible Note as of the Merger Filing, and (iv) each of the EA Notes and the amount that will be payable on each EA Note as of the Merger Filing.

                          5.3.4 At the Effective Time and after giving effect to the transactions consummated concurrently with the Merger Filing,
         (i) none of the Warrants, the Investor Notes or the EA Notes will be outstanding, and (ii) Options to purchase not more than 297,000 shares of Company Common Stock will be outstanding.

                          5.3.5 All of the issued and outstanding shares of Company Common Stock are held beneficially and of record by the Persons identified as the holder of such shares in Schedule 5.3, free and clear of any lien, charge or encumbrance (except as set forth in Schedule 5.3), and no voting, dividend or other rights to any of such shares have been granted to any party other than the indicated beneficial and record owner. All issued and outstanding securities of the Company have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission, and have been offered, issued, sold and delivered by the Company in full compliance with all registration or qualification requirements (or applicable exemptions therefrom) and all other applicable provisions, including, without limitation, anti-fraud provisions of the securities and corporate laws of the United States, Delaware, Massachusetts and all other applicable jurisdictions. There is no liability to any beneficial or record holder of the Company securities for dividends accrued or declared but unpaid. Except as set forth on
         Schedule 5.3.5, there are no voting agreements, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable securities laws) applicable to any of the Company's outstanding shares. The Company has no liability to any former stockholders or partners. The Company has not issued any certificate evidencing any shares of Company Common Stock in replacement for any certificate that has been lost, destroyed or stolen, except upon receipt from the issuee thereof of written indemnification agreements in favor of the Company. True and complete copies of such indemnification agreements have been delivered to Parent.

                          5.3.6 The Company has not granted or agreed to grant to any person or entity any rights to have any securities of the Company registered or listed with any governmental authority or stock exchange in order to facilitate the sale of such securities.

                 5.4 SUBSIDIARIES. The Company does not have any subsidiaries or any controlling interest, direct or indirect, in any Person.

                 5.5 NO VIOLATIONS OR REQUIRED CONSENTS. Neither the execution and delivery of this Agreement nor any of the Company Ancillary Agreements, nor the consummation of any Contemplated Transaction, (a) will conflict with or (with or without notice or lapse of time, or both) result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon, any of the Company's assets, under (i) the Certificate of Incorporation or Bylaws of the Company, (ii) any Company Agreement, (iii) any other material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which the Company is a party or by which any of its assets or business is subject or by which the Company is bound, (iv) any Court Order to which either the Company or, to the Company's knowledge, any Stockholder is a party or by which the Company's assets or business is subject or by which the Company is bound, or (v) any Requirements of Laws affecting the Company or its respective assets or business; or (b) requires the consent, approval or notification of any third party (other than the Governmental Consents and Filings).

                 5.6 LITIGATION. Except as set forth in Schedule 5.6, there is not (i) any Action pending against the Company, or any officer, director or employee of the Company, (ii) to the knowledge of the Company any threat of any Action, or (iii) any factual basis for any Action, which Action, if determined adversely to the Company, has an amount at issue that is greater than $3,000 individually and $10,000 in the aggregate. The Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action initiated by the Company currently pending or any Action which the Company intends to initiate.

                 5.7      FINANCIAL STATEMENTS; BOOKS AND RECORDS.

                          5.7.1 The Company has delivered to Parent the Company's unaudited balance sheet as of the Balance Sheet Date and statement of operations for the period commencing on the date of incorporation of the Company and ending on the Balance Sheet Date, which are attached hereto as Schedule 5.7 (the "Financial Statements"). The Financial Statements: (i) were prepared in accordance with the books and records of the Company; (ii) are true, correct, complete and fairly present the financial condition of the Company at the respective dates therein indicated and the results of operations for the respective periods therein specified; (iii) have been prepared in accordance with Agreed Accounting Principles applied on a consistent basis; and (iv) is certified by the Chief Financial Officer of the Company as fairly presenting, in all material respects, the financial position of the Company.

                          5.7.2 Without limiting the foregoing, the Company has no debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected, reserved against or disclosed in the Financial Statements, except for (i) those that are not required to be reported in accordance with Agreed Accounting Principles and are disclosed by the Company in writing to Parent to the extent required pursuant to Sections 5.6 or 5.17 hereof, and (ii) those nonmaterial obligations, individually or in the aggregate, that may have been incurred after the Balance Sheet Date in the ordinary course of its business, consistent with past practice.

                 5.8 AVAILABILITY OF ASSETS AND LEGALITY OF USE. The assets owned, leased or licensed by the Company constitute all the assets used in its business (including all books, records, computers and computer programs and data processing systems). All Tangible Assets are in good condition (subject to normal wear and tear and immaterial impairments of value and damage) and serviceable condition and are generally suitable for the uses for which intended. The Company does not employ any assets that are owned by any Person other than the Company or a lessor of such assets to the Company pursuant to a lease that is either set forth on Schedule 5.17 or is not required to be set forth thereon.

                 5.9      GOVERNMENTAL PERMITS.

                          5.9.1 The Company owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from Governmental Bodies which are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its business as currently conducted (herein collectively called "Governmental Permits"). Schedule 5.9 sets forth a list and brief description of each Governmental Permit owned, held or possessed by the Company. Complete and correct copies of all such Governmental Permits have been delivered to Parent.

                          5.9.2 Except as set forth in Schedule 5.9, (i) the Company has fulfilled and performed its obligations under each of the Governmental Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which might adversely affect in any material respect the rights of the Company under any such Governmental Permit; (ii) no notice of cancellation, of default or of any material dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, the Company; and (iii) each of the Governmental Permits is valid, subsisting and in full force and effect and will continue in full force and effect after the Effective Time, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, or (y) the consent, approval, or act of, or the making of any filing with, any Governmental Body.

                 5.10     REAL PROPERTY.  The Company does not own any Real
Property.

                 5.11 PERSONAL PROPERTY. The Company's fixed asset register sets forth a true and complete listing as of January 30, 1998 of all machinery, equipment, vehicles, furniture and other personal property owned by the Company, other than such items that have been expended in the fiscal year in which acquired. A complete and correct copy of such fixed asset register as of such date has been delivered to Parent in the form of a document titled Schedule of Capital Equipment and is dated January 30, 1998.

                 5.12     PERSONAL PROPERTY LEASES.   The Company has delivered
to Parent true and correct copies of each lease or other agreement under which the Company is lessee of, or holds or operates, any Tangible Assets.

                 5.13 TITLE TO PROPERTIES. The Company has good and marketable title to all assets set forth on the balance sheet included in the Financial Statements and all of the assets thereafter acquired by it (except for such assets as have been spent, sold or transferred in the ordinary course of business since the Balance

Sheet Date), free and clear of all Encumbrances, except Permitted Encumbrances. All leases of real property (the "Leased Real Property") or personal property to which the Company is a party (i) are in good standing in all material respects, (ii) afford the Company peaceful and undisturbed possession of the subject matter of the lease, and (iii) to the knowledge of the Company provide the Company with valid leasehold interests in such assets free of any Encumbrances except Permitted Encumbrances. The Company is not aware of any violation, nor has any such entity or person received any notice of any violation, of any zoning, building, safety or environmental ordinance, regulation or requirement or other law, bylaw or regulation applicable to the operation of owned or leased properties or assets, the violation of which could have a material adverse effect on the Company's business. Neither the whole nor any part of any Leased Real Property is subject to any pending suit for condemnation or other taking by any public authority or other Person, and, to the knowledge of the Company, no such condemnation or other taking is threatened or contemplated.

                 5.14 ACCOUNTS RECEIVABLE. All accounts receivable of the Company have arisen from bona fide transactions by the Company in the ordinary course of its business.

                 5.15     TAXES.

                          5.15.1 (i) Except for any federal and state income and/or franchise Tax Returns for the Company's fiscal year ended December 31, 1996, the Company has filed on or before the date due all Tax Returns required to be filed (after giving effect to any extensions); (ii) all such Tax Returns are complete and accurate and disclose all Taxes required to be paid by the Company for the periods covered thereby and all Taxes shown to be due on such Tax Returns have been timely paid; (iii) all Taxes (whether or not shown on any Tax Return) owed by the Company and required to be paid on or before the Closing Date have been (or will be) timely paid; (iv) the Company has not waived or been requested to waive any statute of limitations in respect of Taxes; (v) the Tax Returns referred to in clause (i) have not been examined by the Internal Revenue Service or any state, local or foreign taxing authority; (vi) there is no Action pending or proposed or threatened with respect to Taxes of the Company and, to the Company's knowledge, no basis exists therefor; (vii) the Company is not a party to any Tax Sharing Arrangement or any Tax indemnity arrangement and the Company will not have any liability under any Tax Sharing Arrangement or Tax indemnity arrangement on or after the Closing Date; (viii) the Company has filed returns as a separate entity and has not been a member of any Company Group; (ix) there are no liens for Taxes upon any of the Company Property except liens relating to current Taxes not yet due; (x) all Taxes which the Company is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company; (xi) no claim has ever been made by a Taxing authority in a jurisdiction where the Company has never paid Taxes or filed Tax Returns asserting that the Company is or may be subject to Taxes assessed by such jurisdiction;
         (xii) the Company has no knowledge of any facts that, if known to any taxing authority, would likely result in the issuance of a notice of proposed deficiency or similar notice of intention to assess Taxes against the Company; (xiii) there are no Tax rulings, requests for rulings, or closing agreements relating to the Company which could affect the Company's liability for Taxes for any period after the Closing Date; (xiv) as a result of a change in accounting method for a Tax period beginning on or before the Closing Date, the Company will not be required to include any adjustment under Section 481(c) of the Code (or any corresponding provision of state or local Tax law) in taxable income for any Tax period beginning on or after the Closing Date; (xv) as a result of any "closing agreement" (as described in Section 7121 of the Code or any corresponding provision of state or local Tax law), the Company will not be required to include any item of income in, or exclude any item of deduction from, any taxable period beginning on or after the Closing Date; (xvi) the Company has not disposed of property in a transaction being accounted for under the installment method pursuant to Section 453 or 453A of the Code; and (xviii) the Company has not filed a consent under Section 341(f) of the Code or any comparable provision of state or local Tax law.

                 5.15.2 No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code.

                 5.15.3 Except as set forth on Schedule 5.15.3, in connection with the transactions contemplated by this Agreement there will be no payment, nor will there be any acceleration of the vesting of any options, payments or other benefits, in each case that will be (or under Section 280G of the Code and the Treasury Regulations thereunder will be presumed to be) a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future.

                 5.16 ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date, the Company has carried on its business in the ordinary course substantially in accordance with the procedures and practices in effect on the Balance Sheet Date, and since the Balance Sheet Date there has not been:

                          5.16.1 any change in the financial condition, properties, assets, liabilities, business or operations of the Company which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or can reasonably be expected to have a material adverse effect on the Company;

                          5.16.2 any contingent liability incurred by the Company as guarantor or surety with respect to the obligations of others;

                          5.16.3 any mortgage, encumbrance or lien filed against any of the properties of the Company;

                          5.16.4 except as set forth on Schedule 5.16.4, any obligation or liability in excess of $10,000, individually or in the aggregate, incurred by the Company other than in the ordinary course of business;

                          5.16.5 any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of the Company other than in the ordinary course of business or in amounts less than $10,000;

                          5.16.6 any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of the Company (as presently conducted or presently proposed to be conducted);

                          5.16.7 except as set forth on Schedule 5.16.7, any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the shares of the Company, any split, combination or recapitalization of the capital stock of the Company or any direct or indirect redemption, purchase or other acquisition of the capital stock of the Company;

                          5.16.8 any material change with respect to the management, supervisory, development or other key personnel of the Company;

                          5.16.9 except as set forth on Schedule 5.16.9, any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except such a satisfaction, discharge or payment made in the ordinary course of business that is not material to the assets, properties, financial condition, operating results or business of the Company;

                          5.16.10 any obligation or liability incurred by the Company to any of its officers, directors or any loans or advances made to any of its officers or directors except normal compensation and expense allowances payable to officers consistent with past practices;

                          5.16.11 any waiver by the Company of a valuable right or of a material debt;

                          5.16.12 any material change or amendment to a material contract or arrangement by which the Company or any of its assets or properties is bound or subject, except for changes or amendments which are expressly provided for or disclosed in this Agreement or the Company Ancillary Agreements;

                          5.16.13 except as set forth on Schedule 5.16.13, any capital expenditure or commitments therefor by the Company in excess of $10,000, individually or in the aggregate; or

                          5.16.14 except as set forth on Schedule 5.16.14, to the knowledge of the Company, any other event or condition of any character which would materially and adversely affect the assets, properties, financial condition, operating results or, business of the Company.

                 5.17     AGREEMENTS AND COMMITMENTS.

                          5.17.1 Attached to this Agreement as Schedule 5.17 is a complete list of every oral or written executory agreement, obligation or commitment which is material to the Company, its financial condition, business or prospects (including but not limited to):

                                  5.17.1.1  Any contract, commitment, letter
                 contract, quotation, purchase order, bid or proposal providing for payments by or to the Company in an aggregate amount of $5,000 or more;

                                  5.17.1.2  Any license agreement as licensor
                 or licensee or any agreement to encumber, transfer or sell rights in or with respect to any of the Company's Intellectual Property (as defined in Section 5.18.1), except for standard non-exclusive software licenses for products that are available through general retail or mail-order channels that are granted to end-user customers in the ordinary course of business, the form of which has been provided or made available to Parent's counsel;

                                  5.17.1.3  Any agreement for the purchase,
                 sale or lease of real or personal Property or intangible assets involving total payments of more than $10,000;

                                  5.17.1.4  Any agreement for the purchase or
                 sale of any business unit, business entity or franchise;

                                  5.17.1.5  Any publishing, dealer,
                 distributor, sales representative, original equipment manufacturer or value added remarketer agreement and any other agreement accounting for more than $10,000 of the Company's revenue in any consecutive twelve-month period;

                                  5.17.1.6   Any purchase or sale agreement
                 relating to any equity or debt security;

                                  5.17.1.7   Any joint venture contract or
                 arrangement or any other agreement that involves a sharing of profits with other persons or entities;

                                  5.17.1.8  Any instrument evidencing
                 indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise (except for trade indebtedness and advances to employees incurred in the ordinary course of business), and any instrument, contract, indenture or financing statement evidencing any lien, encumbrance or security interest in any of the Company's assets;

                                  5.17.1.9  Any contract containing covenants
                 purporting to limit the Company's freedom to compete in any line of business in any geographic area;

                                  5.17.1.10  Any lease of real or personal
                 property; and

                                  5.17.1.11  Any other agreement not listed
                 above that is material to the assets, properties, financial condition, operating results or business of the Company.

                          5.17.2 Except as set forth on Schedule 5.17.2, all agreements, obligations and commitments listed or required to be listed according to Sections 5.17.1, 5.18 and 5.23 (collectively the "Company Agreements") are valid and in full force and effect in all material respects and a true and complete copy of each has been delivered to, or made available for inspection by, Parent's counsel. Neither the Company nor any other party is in breach or default in any material respect under the terms of any Company Agreement, nor does the Company have any knowledge of any claim or threat by any other party that the Company has breached any Company Agreement.

                          5.17.3 To the extent any Company Agreement with a third party provides for development or other performance by the
         Company: (i) such development or other performance has been timely and properly completed in accordance with the terms of such Company Agreement and the Company has no liability arising out of any prior deliverables; (ii) the Company is in full compliance with all internal schedules and specifications to meet any milestone or other delivery specified in such Company Agreement the date of which milestone or delivery has not yet occurred; and (iii) the Company is not aware of any matter which might cause the Company not to timely and properly meet any such milestone or other delivery date in full accordance with the applicable Company Agreement. The Company is in full compliance with all maintenance and enhancement obligations contained in all Company Agreements, and the Company has not received any notice from any party to the contrary. No other party to a Company Agreement has ever exercised a "right to complete" or similar provision in a Company Agreement that allowed such party to correct or complete any deliverable item from the Company. Except as set forth on Schedule 5.17, there are no Company AgreementS regarding the publishing or distribution of products. In the event any Company Agreement is terminated by the other party thereto, the Company will have no liability for a refund or other repayment of any advance, minimum guarantee or other amounts previously paid to the Company under such Company Agreement.

                 5.18     INTELLECTUAL PROPERTY.

                          5.18.1 The Company owns or has the right to use all right, title and interest in all patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, know-how, technology, Moral Rights (as defined below) and other intellectual property and proprietary rights reasonably necessary to the conduct of its business as presently conducted and as presently proposed to be conducted (the "Company Intellectual Property").
         "Moral Rights" means any rights of paternity or integrity, any right to claim authorship of an invention, improvement, original work of authorship, formula, process, computer program, database or trade secret ("Inventions"), to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any Invention, whether or not such would be prejudicial to any developer's honor or reputation. Set forth on Schedule 5.18 hereto is a true and complete list of all patents, copyright and trademark registrations and all applications therefor regarding the Company Intellectual Property that are owned or licensed by the Company, and no loss, cancellation, termination, expiration or denial of any such registration or application is foreseeable by the Company except as set forth in Schedule 5.18. Copies of all forms of non-disclosure or confidentiality agreements utilized to protect the Company Intellectual Property have been provided to Parent's counsel.

                          5.18.2 To the knowledge of the Company, no employee, Stockholder or other security holder of the Company or any other Person has any ownership right, title, interest, claim in or lien on any of the Company Intellectual Property, nor is any Person currently infringing or using any misappropriated Company Intellectual Property. The Company has taken and will take all steps reasonably necessary to preserve its legal rights in, and the secrecy of, the Company Intellectual Property, except that for which disclosure is required for legitimate business or legal reasons. Except as set forth in any Company Agreement, the Company has not granted, and there are not outstanding, any options, licenses or agreements of any kind relating to any Company Intellectual Property, nor is the Company bound by or a party to any option, license or agreement of any kind with respect to any of the Company Intellectual Property. Except as set forth in any Company Agreement, the Company is not obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Company Intellectual Property.

                          5.18.3 The business of the Company as presently conducted and as proposed to be conducted by the Company with respect to product produced or in production prior to the Closing does not and will not cause the Company to infringe or violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, proprietary rights or other intellectual property rights of any other person or entity, and the Company has not received any claim or notice of infringement or potential infringement of the intellectual property of any other person. The Company is not using any confidential information or trade secrets of any former employer of any of its past or present employees. The Company has no reason to believe it is or will be necessary to utilize any inventions of any employees of the Company (or persons the Company currently intends to hire) made prior to their employment by the Company.
         Except as set forth on Schedule 5.18.3, at no time during the conception or reduction to practice of any Invention that is a part of the Company Intellectual Property was any developer, inventor or other contributor to such Invention operating under any grants from any governmental entity or agency or private source, performing research sponsored by any governmental entity or agency or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect the Company's rights in the Company Intellectual Property.

                 5.19 PRODUCTS AND DISTRIBUTION. Schedule 5.19 contains a complete list of all of the software products (by SKU) developed, published and/or distributed by the Company which products have been commercially released (the "Published Products") and all products (by SKU) currently under development by the Company, or which the Company is contractually obligated to develop (the "Products Under Development") and collectively with the Published Products referred to as the "Products").

                          5.19.1 Schedule 5.19 sets forth, for each Product, a list of all contracts and agreements (including without limitation all development, trademark license, technology license, distribution or other agreements) relating to the Product.

                          5.19.2 Schedule 5.19 also sets forth, for each Product Under Development and as of the date of this Agreement, the following: (a) the currently scheduled final software delivery date, and (b) an estimate of percentage of completion.

                 5.20 DEVELOPMENT TOOLS. Schedule 5.20 contains a complete list of all software development tools used or intended to be used by the Company in the development of any of the Products, except for any such tools that are generally available and are used in their generally available form (such as standard compilers) (the "Development Tools"). Schedule 5.20 also sets forth, for each Development Tool: (i) for any Development Tool not entirely developed internally by the Company employees, the identity of the independent contractors and consultants involved in such development and a list of the agreements with such independent contractors and consultants; (ii) a list of any third parties with any rights to receive royalties or other payments with respect to such Development Tool, and a schedule of all such royalties payable; (iii) a list of any restrictions on the Company's unrestricted right to use and distribute such Development Tool; and (iv) a list of all agreements between the Company and third parties for the use by such third party of such Development Tool. The Company has sufficient right, title and interest in and to the Development Tools for the conduct of its business as currently conducted and as proposed to be conducted.

                 5.21 COMPLIANCE WITH LAW AND CHARTER DOCUMENTS. The Company is not in violation or default of any provisions of its Certificate of Incorporation or Bylaws, both as amended; and to the knowledge of the Company, except for any violations that individually and in the aggregate would have no material adverse impact on the Company's business, the Company is in compliance with all applicable statutes, laws, regulations and executive orders of the United States and all states, provinces and local authorities and all foreign countries or other governmental bodies and agencies having jurisdiction over the Company's business or properties. The Company has not received any notice of any violation of such statutes, laws, regulations or orders which has not been remedied prior to the date hereof.

                 5.22     [RESERVED].

                 5.23     EMPLOYEES AND EMPLOYEE RELATIONS.

                          5.23.1 The Company has no employment contract or material consulting agreement currently in effect that is not terminable on notice or whose lawful termination would result in any payment to the terminated employee greater than the minimum amounts required by Massachusetts law upon termination of an employee (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). All officers, employees and consultants of the Company have executed and delivered to the Company an agreement regarding the protection of such proprietary information and the assignment of inventions to the Company in the form previously delivered to Parent. The Company Intellectual Property does not incorporate or include any "Prior Inventions" of any officer, employee or consultant (as such term is defined in such forms).

                          5.23.2 The Company (i) has never been and is not now subject to a union organizing effort, (ii) is not subject to any collective bargaining agreement with respect to any of its employees,
         (iii) is not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization, and (iv) is not a party to any current strike or labor dispute. To the knowledge of the Company, (I) no labor union has requested, sought or attempted to represent any employees, representatives or agents of the Company, (II) there is no labor organization activity involving the Company's employees, (III) the consummation of the Contemplated Transactions will not have a material adverse effect on the Company's labor relations and (IV) none of the Company's key employees intend to leave their employ.

                          5.23.3 Schedule 5.23.3 contains a summary of all pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, profit sharing, deferred compensation agreements, stock, option, bonus or other incentive plans, vacation, sick, holiday or other paid leave plans, severance plans or other similar employee benefit plans maintained by the Company (the "Employee Plans"). Each of the Employee Plans, and their administration, is, in all material respects, in compliance with all applicable federal, state, provincial, municipal, local and other governmental laws and ordinances, orders, rules and regulations and the Company is in full compliance with the terms of all of the Employee Plans.

                          5.23.4 All contributions or other payments due with respect to any Employee Plan have been made or accrued on the Financial Statements except those contributions or payments accruing after the Balance Sheet Date in the ordinary course.

                          5.23.5 Neither the Company nor any ERISA Affiliate has or has ever maintained any "employee pension benefit plan" or "employee welfare benefit plan" (as such terms are defined in ERISA) or has ever been required to make any payment to any employee pension benefit plan or employee welfare plan.

                          5.23.6 To the knowledge of the Company, no employee of the Company is in violation of (i) any material term of any employment contract, invention disclosure or assignment agreement or noncompetition agreement or (ii) any material term of any other contract or agreement, or any restrictive covenant, relating to the right of any such employee to be employed by the Company or to use trade secrets or proprietary information of others. To the knowledge of the Company, the mere fact of employment of any employee of the Company does not subject the Company to any liability to any third party. There are no Actions pending or, to the knowledge of the Company, threatened (or any basis therefor), relating to the prior employment of any of the Company's employees or consultants, their use in connection with the Company's business of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties, or their obligations under any agreements with prior employers, clients or other parties.

                          5.23.7 Other than the Employment Agreement and except as required by law or as set forth on Schedule 5.23.7, the Company is not a party to any (i) agreement with any executive officer or other key employee of the Company (a) the benefits of which are contingent, or the terms of which are materially altered, upon the execution of this Agreement or the Ancillary Agreements (other than the modification of such benefits or terms of employment by the Employment Agreement) or the occurrence of any of the Contemplated Transactions, (b) providing any term of employment or compensation guarantee or (c) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (ii) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of any of the Contemplated Transactions or the execution of this Agreement or the Ancillary Agreements or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions or the provisions of this Agreement or the Ancillary Agreements.

                          5.23.8 A list of all ongoing employees, officers and development consultants of the Company and their current compensation (salary and bonuses), their last annual review date and their latest change in compensation (salary or bonus) is set forth in Schedule
         5.23.8 attached to this Agreement.

                          5.23.9 The Company is not aware that any employee or consultant of the Company is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any court or administrative agency, or any other restriction, that would interfere with the use of his or her best efforts to carry out his or her duties for the Company or to promote the interests of the Company or that would conflict with the Company's business as presently conducted or proposed to be conducted. The carrying on of the Company's business by the employees and contractors of the Company and the conduct of the Company's business as presently proposed, will not, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees or contractors or the Company is now obligated.

                 5.24 BUSINESS PLAN. The Company's Business Plan (Revision 2.0) has been delivered to the Company under cover of a letter from Susan J. Skaer dated April 7, 1998.

                 5.25 CORPORATE DOCUMENTS. The Company has made available to Parent for examination all documents and information listed in the Exhibits and Schedules to this Agreement, including, without limitation, the following:
(i) copies of the Company's Certificate of Incorporation as currently in effect; (ii) the Company's corporate minute books containing all records of all proceedings, consents, actions and meetings of the Company's stockholders and the Company's Board of Directors or any committees thereof,

(iii) the Company's stock ledgers and journals reflecting all stock issuances and transfers; and (iv) all permits, orders and consents now in effect and issued by any regulatory agency expressly to the Company and all applications for such permits, orders and consents. The minute books and stock records of the Company provided to Parent contain a complete summary of all meetings, consents and actions of the Board of Directors and the stockholders of the Company, and all issuances and transfers of the Company securities, since the time of its incorporation, accurately reflecting all transactions referred to in such minutes and records in all material respects.

                 5.26     NO BROKERS.      The Company is not obligated for the
payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the Company Ancillary Agreements or in connection with any Contemplated Transaction.

                 5.27     ENVIRONMENTAL MATTERS.

                          5.27.1 To the knowledge of the Company, during the period that the Company has leased or owned its properties or owned or operated any facilities, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities. The Company has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to the Company having taken possession of any of such properties or facilities. For purposes of this Agreement, the terms "disposal," "release," and "threatened release" shall have the definitions assigned thereto by CERCLA. For the purposes of this Section "Hazardous Materials" shall mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous material," "toxic substance," or "hazardous chemical" under (1) CERCLA; (2) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; (5) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; (4) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (5) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; (6) regulations promulgated under any of the above statutes; or
         (7) any applicable state or local statute, ordinance, rule, or regulation that has a scope or purpose similar to those statutes identified above.

                          5.27.2 To the knowledge of the Company, none of the Company's properties or facilities is in violation of any federal, state, or local law, ordinance, regulation, or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition. During the time that the Company has owned or leased its properties and facilities, neither the Company nor, to the Company's knowledge, any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials.

                          5.27.3 During the time that the Company has owned or leased its properties and facilities, there has been no litigation brought or threatened against the Company, or any settlement reached by the Company with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities.

                 5.28 INSURANCE. The Company maintains, and at all times since the incorporation of the Company has maintained, fire and casualty, general liability, business interruption, and product liability insurance which is prudent for similarly sized and similarly situated businesses and which provides coverage sufficient in amount to allow the Company to replace any of its properties that might be damaged or destroyed.

                 5.29 DISCLOSURE. This Agreement, the Company Ancillary Agreements, the Exhibits hereto and thereto, the certificates and documents delivered by, or to be delivered by, the Company to Parent under this Agreement or the Company Ancillary Agreements, taken together, do not contain any untrue statement of a material fact and do not omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.


6.       REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO.

                 As an inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Parent and Mergerco hereby jointly and severally represent and warrant to the Company and agree as follows:

                 6.1      ORGANIZATION AND CAPITAL STRUCTURE.

                          6.1.1 Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted. The authorized capital of Parent consists of (i) 35,000,000 shares of THQ Stock, par value $0.01 per share, of which, as of March 20, 1998, approximately 6,888,560 shares were issued and outstanding, and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share, none of which is issued and outstanding or reserved for any purpose. Except for options and warrants described in the Parent SEC Documents and as contemplated hereby, there are no options, warrants or other rights to acquire from Parent, or agreements or commitments by Parent to issue or sell, any shares of capital stock of Parent, whether on conversion of other securities or otherwise. All of the Merger Shares, when issued and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

                          6.1.2 Mergerco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The authorized capital of Mergerco consists of 1,000 shares of common stock, par value $1.00 per share, all of which have been issued and are outstanding and none are held as treasury shares. All of the outstanding shares of capital stock of Mergerco are validly issued, fully paid and nonassessable and owned of record and beneficially by Parent, free from all Encumbrances.

                 6.2      AUTHORITY.

                          6.2.1 Parent has full corporate power and authority to execute, deliver and perform this Agreement and all of the Parent Ancillary Agreements. The execution, delivery and performance of this Agreement and the Parent Ancillary Agreements by Parent will have have been duly ratified and approved by Parent's board of directors by the Merger Filing and, except for the adoption of this





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

         Agreement by Parent as the sole stockholder of Mergerco in accordance with Section 7.3, no other corporate proceedings on the part of Parent are necessary to authorize this Agreement, the Parent Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly authorized, executed and delivered by Parent and is the legal, valid and binding obligation of Parent enforceable in accordance with its terms and each of the Parent Ancillary Agreements has been duly authorized by Parent and upon execution and delivery by Parent will be a legal, valid and binding obligation of Parent enforceable in accordance with its terms.

                          6.2.2 Mergerco has full corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Mergerco have been duly authorized and approved by Mergerco's board of directors and, except for the adoption of this Agreement by Parent in accordance with Section 7.3 and the Merger Filing, no other corporate proceedings on the part of Mergerco are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Mergerco and is the legal, valid and binding agreement of Mergerco enforceable in accordance with its terms.

                          6.2.3 Neither the execution or delivery of this Agreement or any of the Parent Ancillary Agreements, the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

                                  6.2.3.1 conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of Parent's or Mergerco's assets under,
                 (i) the Certificate of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Mergerco, (ii) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which either Parent or Mergerco is a party or any of their respective assets or business is subject or by which either Parent or Mergerco is bound, (iii) any Court Order to which either Parent or Mergerco is a party or by which either Parent or Mergerco is bound or (iv) any Requirements of Laws affecting Parent or Mergerco, except for, in the case of clauses (ii) or (iii) of this Section 6.2.3.1, any such conflicts, breaches, defaults, rights or Encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent or materially impair the ability of Parent to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; or

                                  6.2.3.2  require the approval, consent,
                 authorization or act of, or the making by either Parent or Mergerco of any declaration, filing or registration with, any Person, except for the Merger Filing and such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent or materially impair the ability of Parent to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

                 6.3 NO INVESTMENT BANKER FEES PAYABLE BY STOCKHOLDERS. Neither the Company nor any Stockholder will have any liability for any fees or commissions payable by either Mergerco or Parent (or





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
any Person acting on behalf of Mergerco or Parent) to any investment banker, broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

                 6.4 PARENT SEC DOCUMENTS. Parent has previously delivered to the Company and each of the Stockholders of the Company complete and correct copies of all reports, statements and registration statements (including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements) filed by it with the SEC since January 1, 1998 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 6.5 MERGERCO. Parent has no present plan or intention following the Merger to cause Mergerco to issue additional shares of stock. Parent has no present plan or intention following the Merger to reacquire any of its shares issued in the transaction, except for repurchases of unvested stock as provided in the RSPAs that will continue in effect after the Effective Time. Parent has no present plan or intention following the Merger to distribute, transfer or sell the stock of Mergerco, liquidate Mergerco, merge Mergerco with or into another corporation, or sell or otherwise dispose of any Mergerco's or the Company's assets, except for dispositions made in the ordinary course of business or transfers of assets to corporations controlled by Parent. Following the Merger, Parent will cause Mergerco to continue the Company's historic business or use a significant portion of its business assets in a business. Parent is not an investment company as defined in Sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv) of the Code.


7.       ACTION PRIOR TO OR CONCURRENTLY WITH THE MERGER FILING.

                 The parties hereto covenant and agree to take the following actions between the date hereof and the Merger Filing:

                 7.1      [RESERVED].

                 7.2 ACTION BY STOCKHOLDERS. The Company shall prepare and circulate for signature a written consent pursuant to which the Stockholders shall approve the Merger in accordance with the DGCL and the Company's Certificate of Incorporation and Bylaws.

                 7.3 ACTION BY PARENT. Parent shall take such actions, as the sole stockholder of Mergerco, as may be necessary to approve the Merger and adopt this Agreement under the DGCL.

                 7.4 INVESTIGATION OF THE COMPANY BY PARENT. The Company shall afford to the officers, employees and authorized representatives of Parent (including its accountants, attorneys and financial advisors) complete access during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of the Company to the extent Parent shall deem necessary or desirable, and shall furnish to Parent or its authorized representatives such additional information concerning the operations, properties and business of the Company as may be reasonably requested to enable Parent or its representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of the Company contained in this Agreement have been complied with, to determine whether the conditions set forth in Section 9 have been satisfied, and to make the determinations provided for in this Agreement. Parent agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company. No investigation made by Parent or its representatives hereunder shall affect the efficacy of any of the representations and warranties of the Company hereunder or the rights of Parent under Section 11.

                 7.5 PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each of the parties hereto shall refrain from taking any action which would render any representation or warranty set forth in Sections 5 or 6 of this Agreement inaccurate as of the Effective Time. Each party shall promptly notify the other parties of any Action that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. The Company shall promptly notify Parent of any Action that may be instituted or threatened the Company which would have been listed in Schedule 5.6 if such Action had arisen prior to the date hereof.

                 7.6 CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME. Except as expressly contemplated by this Agreement, the Company shall carry on its business in, and not enter into any material transaction other than in accordance with, the ordinary course consistent with past practice and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current employees and preserve its relationships with Persons having dealings with it. In connection therewith, the Company shall not (i) transfer or cause to be transferred any employee or agent of the Company to any Affiliates of the Company or any Stockholder, (ii) permit any Affiliate of the Company or of any Stockholder to offer employment to any such employee or agent, or (iii) otherwise attempt to persuade any such employee or agent to terminate his or her relationship with the Company other than for reasons that are in the best interests of the Company. Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Parent:

                          7.6.1   take any action of the nature described in
         Section 5.16;

                          7.6.2 grant any additional options, issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock or other securities (including any rights, warrants or options to acquire any shares of its capital stock or other securities); or issue any certificate evidencing any shares of Company Common Stock in replacement for any certificate that has been lost, destroyed or stolen, except upon receipt from the issuee thereof of indemnification of the Company in form and substance satisfactory to Parent;

                          7.6.3 amend its Certificate of Incorporation or Bylaws;

                          7.6.4 acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any Person or division thereof;

                          7.6.5 make or incur any new capital expenditure or expenditures which, individually, is in excess of $10,000 or, in the aggregate, are in excess of $50,000;

                          7.6.6 pay, discharge or satisfy (i) any claim by or liability or obligation owing to, any present, former or purported holder of any securities of the Company, or (ii) any other claim, liability or obligation other than the payment, discharge or satisfaction thereof in the ordinary course of business consistent with past practice; in each case whether such claim, liability or obligation is absolute, accrued, asserted or unasserted, contingent or otherwise;

                          7.6.7   alter through merger, liquidation,
         reorganization, restructuring or in any other fashion its corporate structure;

                          7.6.8 enter into or adopt, or amend, any bonus, incentive, deferred compensation, insurance, medical, hospital, disability or severance plan, agreement or arrangement or enter into or amend any employee benefit plan or employment, consulting or management agreement, other than any such amendment to an employee benefit plan that is made to maintain the qualified status of such plan or its continued compliance with applicable law; or pay or commit to pay any bonus to any officer or employee of the Company, or make any other material change in the compensation of its employees;

                          7.6.9 modify in any material respect any of the Company Agreements; or enter into any agreement, understanding, obligation or commitment; or incur any indebtedness or obligation, of the type that would have been required to be listed in Schedule 5.17if in existence on the date hereof; or enter into any contract that provides for any approval or consent by any Person to the transactions contemplated by this Agreement;

                          7.6.10 enter into any other transaction affecting the business of the Company, other than in the ordinary course of business consistent with past practice or as expressly contemplated by this Agreement; or

                          7.6.11 file any Tax Return in respect of its Federal income taxes or state income or franchise taxes.

                 7.7 NOTIFICATION BY THE COMPANY OF CERTAIN MATTERS. During the period prior to the Effective Time, the Company shall promptly advise Parent in writing of (i) any change or event of which the Company has knowledge that could have a Material Adverse Effect on the Company, (ii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, and (iii) any material default under any Company Agreement or event which, with notice or lapse of time or both, would become such a default on or prior to the Effective Time and of which the Company has knowledge.

                 7.8 MUTUAL COOPERATION; REASONABLE BEST EFFORTS. The parties hereto shall cooperate with each other, and shall use their respective reasonable best efforts to cause as promptly as possible the fulfillment of the conditions to each other party's obligations hereunder and to obtain as promptly as possible all consents, authorizations, orders or approvals from each and every Person required in connection with the transactions contemplated by this Agreement. Each of the parties hereto shall take all such actions as may reasonably be requested by another party hereto in order to further the consummation of the transactions contemplated hereby and the acquisition of the control of the Company by Parent on the terms and subject to the conditions set forth herein and to permit such party to verify that the covenants of the other parties contained in this Agreement have been complied with.

                 7.9 NO SOLICITATION. The Company acknowledges that Parent has incurred and will incur substantial third party fees and internal costs in performing its due diligence investigation and performing its other covenants and agreements hereunder. In consideration of the efforts Parent has undertaken and proposes to undertake and in order to facilitate the transactions contemplated hereby, the Company agrees that it will not, nor shall it authorize or permit any of its Affiliates or any officer, director, employee, investment banker, attorney or other adviser or representative of the Company or any of its Affiliates to, (i) solicit, initiate, or encourage the submission of, any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) except to the extent required by law as advised by counsel in writing, participate in any discussions or negotiations regarding, or furnish to any person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. The Company promptly shall advise Parent of any Acquisition Proposal and any inquiries with respect to any Acquisition Proposal. "Acquisition Proposal" means any proposal for a merger or other business combination involving the Company or any of its Affiliates or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in the Company or any of its Affiliates, any voting securities of the Company or any of its Affiliates or a substantial portion of the assets of the Company.

                 7.10 REMOVAL OF ASSETS. The Company shall not knowingly permit the removal from the Company's premises of any of the Assets, books or records by any of the Stockholders or any of the Company's directors, officers or employees.

                 7.11 LISTING APPLICATION. Parent will promptly file an application to list on the National Association of Securities Dealers Automated Quotations/National Market System ("NASDAQ/NMS"), subject to official notice of issuance, the Merger Shares to be issued pursuant to Section 3.1 and will use its best efforts to effect such listing on the NASDAQ/NMS, subject to official notice of issuance, on or prior to the Effective Time.

                 7.12 ASSUMPTION OF STOCK OPTIONS. At or before theEffective Time, Parent shall agree to assume the obligations of the Company with respect to the Options, with the effect that (i) each of the Options shall remain outstanding in accordance with the terms of the Plan and the agreements reflecting the terms and conditions of each of the Options, and (ii) upon each exercise of an Option after the Effective Time, the holder of such Option shall be entitled to receive the same amount of cash and Merger Shares as such holder would have received in respect of such Option had the Option been exercised immediately prior to the Effective Time and the Company Common Stock received upon such exercise been converted into the right to receive cash and Merger Shares in the Merger. Parent agrees to file with the SEC a registration statement on Form S-8 covering the THQ Shares that will be issuable upon the exercise of the Options not later than 60 days after the Closing Date.

                 7.13 INVESTOR NOTES AND WARRANTS. The Company will (i) promptly prepare, execute and cause each of the Investor Noteholders to execute an amendment to the Investor Notes or other appropriate agreement, in form and substance acceptable to Parent, pursuant to which each Investor Noteholder agrees to accept the consideration described in Section 4.5.4 in full satisfaction of the Investor Notes Obligations and to tender its Investor Note(s) to Parent for cancellation at the Effective Time upon the payment of the Investor Notes in accordance with Section 4.5.4, (ii) promptly prepare, execute and cause each of the Warrantholders to execute an agreement, in form and substance satisfactory to Parent, pursuant to which each Warrantholder agrees that its Warrants shall be deemed canceled and terminated at the Effective Time upon the payment of the amount set forth in Section 4.5.5, and
(iii) deliver such fully executed amendments and/or agreements to Parent at or before the Merger Filing.

                 7.14     CONSENTS OF THIRD PARTIES AND GOVERNMENTAL APPROVALS.

                          7.14.1  The Company will act diligently and
         reasonably to secure, before the Effective Time, the consent, approval or waiver, in form and substance reasonably satisfactory to Parent, from any party to any Company Agreement required to satisfy the condition set forth in Section 9.5; provided, however, that the Company shall not make any agreement or understanding affecting the Company or its assets or business as a condition for obtaining any such consents or waivers except with the prior written consent of Parent.

                          7.14.2 During the period prior to the Effective Time, the parties hereto shall act diligently and reasonably, and shall cooperate with each other, to secure any consents and approvals of any Governmental Body required to be obtained by them in order to permit the consummation of the transactions contemplated by this Agreement or to otherwise satisfy the conditions set forth in Section 9.4; provided, however, that the Company shall not make any agreement or understanding affecting the Company or its assets or business as a condition for obtaining any such consents or approvals except with the prior written consent of Parent.

                 7.15 FEES AND EXPENSES. Except as may otherwise be expressly provided in this Agreement, each of the parties shall bear its own costs and expenses (including the fees and disbursements of their counsel, accountants and other financial, legal, accounting or other advisors), incurred by it in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby; provided, however, if this Agreement is terminated without consummation of the Merger other than by reason of (i) by Parent pursuant to Section 12.1.3, or (ii) by the Company in breach of this Agreement, Parent shall pay to the Company all reasonable and verifiable out-of-pocket costs and expenses (exclusive of travel costs) incurred by the Company from and after January 19, 1998 (up to a maximum of $25,000); and, provided further, that any fees and disbursements of counsel, accountants and other financial, legal, accounting and other advisors retained by the Company or any Stockholder and incurred for services rendered after the Effective Time in connection with the Merger or this Agreement shall be borne and paid by the Effective Time Stockholders.

                 7.16 THE STOCKHOLDERS' REPRESENTATIVES. The Stockholders' Representatives shall be the representatives of the Stockholders after the Effective Time (and their agents and attorneys-in-fact with the power and authority to take all action on behalf of all Indemnifying Parties with respect to any action or decisions required to be made under the Escrow Agreement,
Section 11 or otherwise with respect to this Agreement and the Merger), acting as a committee in accordance with the procedures set forth the DGCL applicable to boards of directors of Delaware corporations and the provisions of the bylaws of the Company as in effect as of the Effective Time applicable to the board of directors of the Company; and each of the Parent Group Members shall be entitled to deal with the Stockholders' Representatives on such basis.

                 7.17 PREPARATION OF ESCROW AGREEMENT. As soon as practicable after the date hereof, the parties shall prepare and cause to be executed by the parties and by the Stockholders' Representatives, prior to or concurrently with the Merger Filing, an escrow agreement among the Company, Parent, the Stockholders' Representatives and the Escrow Agent (the "Escrow Agreement"). The Escrow Agreement shall, among other matters, (i) appoint the Escrow Agent as the escrow agent thereunder, (ii) provide for the deposit by Parent of the Escrow Shares into the Escrow concurrently with the Merger Filing, (iii) provide for the release of Escrow Shares to Parent in accordance with the terms thereof, (iv) provide for the procedures by which the Parent Group Members may submit Claims Notices and by which the Stockholders' Representatives may challenge such Claims Notices, (v) provide for the release to the Stockholders on the 18-month anniversary of the Closing Date of all Escrow Shares then in escrow (except to extent any such amounts are required to cover Losses or Expenses for which a right to indemnification is asserted in Claim Notices), and (vi) include such other provisions as are customary for such agreements or which the Escrow Agent requires be included for its benefit.

                 7.18 REGISTRATION RIGHTS. Parent agrees to provide to each of the Investor Noteholders and each of the Effective Time Stockholders registration rights with respect to the shares of THQ Stock issued to them, on the terms and subject to the conditions set forth in Exhibit C hereto.

                 7.19     RSPAS; CERTAIN CASH PAYMENTS.

                          7.19.1  The Company shall (i) caused to be
         terminated, effective at the Effective Time, (a) the RSPA dated as of May 30, 1997 between the Company and TechFarm, as amended, (b) the RSPA dated as of April 29, 1997 between the Company and Davis, and (c) the two RSPAs each dated as of July 8, 1997 between the Company and Wolosenko, as amended, (ii) cause to be terminated, effective at the Effective Time, the corresponding Escrow Agreements and Assignments (each as defined in such RSPAs), (iii) cause each of Davis and Wolosenko to pay to the Company at the Merger Filing the outstanding balance of the Purchase Price (as defined in their RSPAs), and (iv) upon consummation of the foregoing, deliver to TechFarm, Davis and Wolosenko the certificates evidencing the Stock (as defined in such RSPA's).

                          7.19.2  The Company shall

                                  7.19.2.1  cause to be amended, effective at
                 the Effective Time, the RSPAs between the Company and each of the Other Executives, each dated as of April 29, 1997, for the purpose of (i) deleting Section 3.1(c) thereof (the possible accelerated vesting upon a change of control) and the first sentence of Section 4.2 thereof (the termination of Section 4 of the RSPAs upon the closing date of an underwritten public offering), and (ii) providing for the assignment, by THQ to the Other Executives, of THQ's rights to purchase Stock from any Other Executive(s) whose employment with the Company terminates prior to the time his or their Stock (as defined in such RSPA's) is fully vested, which right will be exercisable by those Other Executives who remain employees of the Company at that time; and

                                  7.19.2.2  cause each of the Other Executives
                 to pay to the Company at the Merger Filing the outstanding balance of such the Purchase Price (as defined in their RSPAs).

                          7.19.3 Other than as provided in Sections 7.19.1 and 7.19.2, at the Effective Time (i) Parent shall assume all of the Company's obligations under, and shall be entitled to the benefit of, each of the RSPAs in effect as of the Effective Time (as amended) and the corresponding Escrow Agreements and Assignments, and (ii) in accordance with Section 5 of the RSPAs, the term "Stock" as used in the RSPAs shall mean the shares of Merger Stock into which the Company Common Stock has been converted into in the Merger.

                          7.19.4 In order to provide to Davis, Wolosenko and the Other Executives a portion of the cash that will be required to be paid by each of them in accordance with Sections 7.19.1 and

         7.19.2, at the Merger Filing the Company shall pay to each of such individuals cash in an amount equal to (i) the amount each such individual is required to pay for their Stock, less (ii) such tax and related withholdings on such amount as is required by applicable law. The amount of such payment and withholdings will be additional compensation to Davis and the Other Executives and additional consulting fees to Wolosenko.

                 7.20 TERMINATION OF CONSULTING SERVICES AGREEMENT. At or before the Effective Time, the Company shall have terminated its Consulting Services Agreement with TechFarm that was effective May 19, 1997.

                 7.21 OFFERS OF EMPLOYMENT. At the Closing, Parent shall make employment offers on behalf of the Company to each of the Other Executives on terms consistent with those previously agreed to by Parent and the Company.

                 7.22     TAX TREATMENT.   Parent and the Company shall each
use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. To the extent permitted under applicable tax laws, the Merger shall be reported as a reorganization within the meaning of Section 368(a)(2)(D) of the Code in all federal, state, and local tax returns after the Effective Time.

                 7.23     STOCK PURCHASE AGREEMENTS; PURCHASED SHARES.   Prior
to the Effective Time, the Company shall distribute to each Stockholder who holds less than 50,000 Company Common Shares a Stock Purchase Agreement substantially in the form of Exhibit D (the "Stock Purchase Agreement"), and shall use its best efforts to persuade each such Stockholder to execute and return to Parent a counterpart of the Stock Purchase Agreement and to perform such Stockholders' obligations under the executed Stock Purchase Agreements. THQ agrees that, immediately prior to the Merger Filing, it will purchase from such Stockholders who have executed and returned a Stock Purchase Agreement all of the Company Common Stock owned by such Stockholder on the terms set forth in the Stock Purchase Agreements. The aggregate number of shares of Company Common Stock purchased by Parent pursuant to the Stock Purchase Agreements is referred to as the "Purchased Shares." To the extent that such purchase by Parent would otherwise be prohibited by the provisions of any of the RSPAs, the Company hereby waives such provisions.

                 7.24 BONUS PLAN FOR COMPANY EMPLOYEES. Parent shall implement, on the terms and subject to the conditions set forth in this Section 7.24, a bonus plan for the employees of the Company following the Merger (the "Bonus Plan").

                          7.24.1 The Bonus Plan shall provide for two bonus pools (the "Pools"), each in an amount equal to 2% of the Net Wholesale Revenue generated during each fiscal quarter of the Company during the period commencing on July 1, 1998 and ending June 30, 2002 (the "Bonus Period") derived from Covered Products (the "Bonus Amount"). One of the Pools shall be referred to as "Pool A" and the Bonus Amount for Pool A for each quarter during the Bonus Period shall be paid by Parent to (i) the Other Executives, if and to the extent that each Other Executive is an employee of the Company or Parent during such quarter and (ii) such other individuals who are key executives of the Company; in either case who are designated by the Bonus Plan Administrator as participants in Pool A for such quarter. The other Pool shall be referred to as "Pool B" and the Bonus Amount for Pool B for each quarter during the Bonus Period shall be paid by Parent to employees of the Company who are not participants in Pool A for such quarter and who are designated by the Bonus Plan Administrator as a particpant in Pool B for such quarter.

                          7.24.2 The Bonus Amounts shall be paid by Parent at the same times during the Bonus Period at which Davis is entitled to receive his "Incentive Compensation" pursuant to Section 2.2 of the Employment Agreement (but shall be payable each quarter during the Bonus Period irrespective of whether the Employment Agreement is then in effect).

                          7.24.3 The Bonus Plan Administrator shall have the discretion to determine (i) how much of the Bonus Amounts in each of Pool A and Pool B shall be distributed each quarter, and (ii) which of the participants in each Pool shall participate each quarter, based on such criteria as may be established by the Bonus Plan Administrator (which criteria may be subjective). No executive or other employee of the Company shall, by virtue of the establishment of the Bonus Plan, or by virtue of being designated a participant in either Pool, have any vested right in or to any share of any Bonus Amount unless and until such amount is actually paid to him or her.

                          7.24.4  Parent may cause the Bonus Amounts to be paid
                            by the Company.

                          7.24.5  Davis shall not be eligible to participate in
                            the Bonus Plan.


8.       [RESERVED].


9.       CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGERCO

                 The obligations of Parent and Mergerco to cause the Merger Filing shall, except to the extent waived by Parent, be subject to the satisfaction, on or prior to the Merger Filing, of the following conditions:

                 9.1 NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES. There shall have been no material breach by the Company in the performance of its covenants and agreements herein or in any of the Company Ancillary Agreements. None of the representations and warranties of the Company contained or referred to herein shall be untrue and incorrect in any respect (in the case of any representation or warranty containing any materiality qualification) or in any material respects (in the case of any representation and warranty without any materiality qualification) either when make or as of the Effective Time (in each case, without regard to any Knowledge Qualification that may be included in such representation and warranty), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Parent. There shall have been delivered to Parent and Mergerco a certificate or certificates to such effect, dated the Closing Date and signed on behalf of the Company by the President or any Vice President of the Company.

                 9.2 NO CHANGES TO OR DESTRUCTION OF PROPERTY. Between the date hereof and the Effective Time, there shall have been (i) no change or event having a Material Adverse Effect on the Company; and (ii) no material adverse federal or state legislative or regulatory change affecting the Company's business; and there shall have been delivered to Parent and Mergerco a certificate or certificates to such effect, dated the Closing Date and signed on behalf of the Company by the President or any Vice President of the Company.

                 9.3 NO RESTRAINT OR LITIGATION. (i) No order shall have been entered in any Action before any Governmental Body, and no preliminary or permanent injunction by a court of competent jurisdiction shall have been issued and remain in effect, that would have the effect of (a) making the purchase of, or payment for, any shares of Company Common Stock pursuant to this Agreement illegal, or (b) otherwise making the consummation of the Merger illegal; and (ii) no Action shall be pending before any Governmental Body or any such court against the Company, Parent or Mergerco that challenges the legality or validity of this Agreement, the Merger or any of the transactions contemplated hereby or seek damages or any other remedy in connection therewith (other than in connection with the exercise of appraisal rights).

                 9.4 NECESSARY GOVERNMENTAL APPROVALS. The parties shall have received all approvals and actions of or by all Governmental Bodies which are necessary to consummate the transactions contemplated hereby which are required to be obtained prior to the Effective Time by applicable Requirements of Laws or which are necessary to prevent a Material Adverse Effect on the Company.

                 9.5 NECESSARY CONSENTS. The Company shall have received consents, in form and substance reasonably satisfactory to Mergerco and Parent, to the transactions contemplated hereby from the other parties to all contracts, leases, agreements and permits to which the Company is a party or by which the Company or any of its assets is affected and which are specified in
Schedule 9.5 or are otherwise necessary to prevent a Material Adverse Effect on the Company.

                 9.6 STOCKHOLDER APPROVAL. The written consent described in Section 7.2 shall have been executed by TechFarm, Davis and the Other Executives and shall be effective after the consummation of the purchase by THQ of Company Common Stock pursuant to the Stock Purchase Agreements and prior to the Merger Filing; Stockholders holding not more than 3% of the outstanding Company Common Stock shall have delivered a written demand for appraisal of their Company Common Stock pursuant to Section 262 of the DGCL; and there shall have been delivered to Parent and Mergerco a certificate or certificates to such effect, dated the Effective Date and signed on behalf of the Company by the President or any Vice President of the Company.

                 9.7 THE STOCK PRICE. The Stock Price shall not be less than $14.00 per share.

                 9.8 CERTIFICATION OF SHARES AND OPTIONS OUTSTANDING. At the Closing Meeting, the Company shall deliver a certification of its corporate secretary to the effect that the number of shares of Company Common Stock and the number of Options outstanding as of the Closing Date is consistent with the representations made in Section 5.3.2.

                 9.9 COMFORT LETTERS. Parent shall have received comfort letters addressed to Parent from Deloitte & Touche LLP, the independent public accountants for Parent, and from such investment banking firm as may be selected by Parent, dated the Effective Date, in each case in form and substance reasonably satisfactory to Parent, covering such matters as Parent shall reasonably request.

                 9.10 PARENT BOARD RATIFICATION. The execution, delivery and performance of this Agreement and the Parent Ancillary Agreements by Parent shall have have been duly ratified and approved by Parent's board of directors.

10.      CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY.

                 The obligations of the Company to cause the Merger Filing shall, except to the extent waived by the Company, be subject to the satisfaction, on or prior to the Merger Filing, of the following conditions:

                 10.1 NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES. There shall have been no material breach by Parent or Mergerco in the performance of any of their respective covenants and agreements herein. None of the representations and warranties of Parent or Mergerco contained or referred to herein shall be untrue and incorrect in any respect (in the case of any representation or warranty containing any materiality qualification) or in any material respects (in the case of any representation and warranty without any materiality qualification), either when made or as of the Effective Time (in each case, without regard to any Knowledge Qualification that may be included in such representation and warranty), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Company. There shall have been delivered to the Company a certificate or certificates to such effect, dated the Closing Date and signed on behalf of Parent by the President or any Vice President of Parent and on behalf of Mergerco by the President or any Vice President of Mergerco.

                 10.2 NO RESTRAINT OR LITIGATION. (i) No order shall have been entered in any Action before any Governmental Body, and no preliminary or permanent injunction by a court of competent jurisdiction shall have been issued and remain in effect, that would have the effect of (a) making the purchase of, or payment for, any shares of Company Common Stock pursuant to this Agreement illegal, or (b) otherwise making the consummation of the Merger illegal; and (ii) no Action shall be pending before any Governmental Body or any such court against the Company that challenges the legality or validity of this Agreement, the Merger or any of the transactions contemplated hereby or seek damages or any other remedy in connection therewith (other than in connection with the exercise of dissenters' rights).

                 10.3 NECESSARY GOVERNMENTAL APPROVALS. The Company shall have received all approvals and actions of or by all Governmental Bodies necessary to consummate the transactions contemplated hereby, which are required to be obtained prior to the Effective Time by applicable Requirements of Laws.

                 10.4 STOCKHOLDER ACTION. This Agreement shall have been approved and adopted by the holders of a majority of the outstanding Company Common Stock.


11.      INDEMNIFICATION.

                 11.1 INDEMNIFICATION OF PARENT GROUP MEMBERS. Each Parent Group Member shall be indemnified and held harmless from and against any and all Losses and Expenses incurred by such Parent Group Member in connection with or arising from:

                          11.1.1 any breach or failure to perform, or any third party claim that if successful would constitute a breach or failure to perform, by the Company of any of its agreements, covenants or obligations in this Agreement or in any Company Ancillary Agreement to be performed prior to the Effective Time;

                          11.1.2 any breach, or any third party claim that if successful would constitute a breach, of any warranty, or the inaccuracy, or any third party claim that if successful would constitute an inaccuracy, of any representation or warranty of Company, contained or referred to in this Agreement (including any misrepresentation or warranty in, or omission from, any Schedule, Exhibit, statement, certificate, report or other document furnished or to be furnished by or on behalf of the Company or any Stockholder pursuant hereto or thereto); provided, however, that for the purpose of this Section 11, any Knowledge Qualification included in any such representation (except for Section 5.16.14) shall be disregarded and the Parent Group Members shall be entitled to be indemnified against Losses and Expenses irrespective of whether the Company had notice or knowledge of the matters addressed by such representation; or

                          11.1.3 any liability or obligation of the Company in respect of the assets, operations or business of the Company arising from events occurring on or prior to the Effective Time, excepting only (a) such liabilities and obligations as are disclosed in the Schedules to this Agreement, or (b) are assumed pursuant to Section 4.5.3;

After a final determination of a Loss or Expense in accordance with Section 11.3, Parent shall have the right to set off or recover any Losses or Expenses with respect to which Parent is entitled to indemnification under this Section
11.1 against any payments otherwise payable to the Effective Time Stockholders from the Escrow in accordance with the terms of the Escrow Agreement, and, except in the event of fraud, such right of set-off and recovery shall be Parent's sole recourse against the Stockholders with respect to the indemnity set forth in this Section 11.

                 11.2 INDEMNIFICATION BY PARENT AND THE SURVIVING CORPORATION. Parent and the Surviving Corporation shall jointly and severally indemnify and hold harmless each Stockholder Group Member from and against any and all Loss and Expense incurred by such Stockholder Group Member in connection with or arising from:

                          11.2.1 any breach or failure to perform, or any third party claim that if successful would constitute a breach or failure to perform, by Parent or the Surviving Corporation of any of their respective agreements, covenants or obligations in this Agreement or in any Parent Ancillary Agreement; or

                          11.2.2 any breach, or any third party claim that if successful would constitute a breach, of any warranty or the inaccuracy, or any third party claim that if successful would constitute an inaccuracy, of any representation or warranty of Parent or Mergerco contained or referred to in this Agreement (including any misrepresentation or warranty in, or omission from, any Schedule, Exhibit, statement, certificate, report or other document furnished or to be furnished by or on behalf of Parent or Mergerco pursuant hereto).

                 11.3     NOTICE OF CLAIMS.

                          11.3.1  If any Parent Group Member (with respect to
         Section 11.1) or any Stockholder Group Member (with respect to Section 11.2) believes that it has suffered or incurred any Loss or incurred any Expense, such Parent Group Member or Stockholder Group Member, as the case may be (the "Indemnified Person"), shall so notify the parties obligated to provide indemnification to such Indemnified Person (the "Indemnitor") (which, in the event such notice is given by a Parent Group Member, shall be given to the Stockholders' Representatives) promptly in writing describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement, any certificate delivered pursuant hereto or any Parent Ancillary Agreement or Company Ancillary Agreement in respect of which such Loss or Expense shall have occurred (such written notification being sometimes hereinafter referred to as the "Claim Notice"); provided, however, that an omission by the Indemnified Person to give notice as provided herein shall not relieve the Indemnitor of its indemnification obligation under this Section 11 except (i) to the extent that such omission results in a failure of actual notice to the Indemnitor and such Indemnitor is materially damaged as a result of such failure to give notice, or (ii) if the Indemnified Person fails to give notice prior to the termination of the indemnity obligation. If any Action is instituted by or against a third party with respect to which any Indemnified Person intends to claim any liability or expense as Loss or Expense under this Section 11, such Indemnified Person shall promptly notify the Indemnitor of such Action as specified in this Section 11.3.1. The Indemnified Persons shall assume the defense of any Action with counsel of their own choosing, which counsel shall be satisfactory to the Stockholder Representatives in the exercise of their reasonable judgement, and shall act reasonably and in accordance with their good faith business judgment in handling such Action. Prior to effecting any settlement of such Action, the Indemnified Persons shall solicit the consent of the Stockholders' Representatives. If such consent is unreasonably withheld or delayed, the Indemnified Persons may proceed to effect such settlement. The Stockholders' Representatives (and the Stockholders) and the Indemnified Persons shall make available to each other and their counsel and accountants all books and records and information relating to any Action, keep each other fully apprised as to the details and progress of all proceedings relating thereto and render to each other such assistant as may be reasonably required to ensure the prior and adequate defense of any and all Actions.

                          11.3.2 In calculating any Loss or Expense there shall be deducted (i) any insurance recovery in respect thereof (and no right of subrogation shall accrue hereunder to any insurer), and
         (ii) the amount of any tax benefit to the Indemnified Person (or any of its Affiliates) with respect to such Loss or Expense (after giving effect to the tax effect of receipt of the indemnification payments).

                          11.3.3 After the giving of any Claim Notice, the amount of indemnification to which an Indemnified Person shall be entitled under this Section 11 shall be determined: (i) by a written agreement between the Indemnified Person and the Indemnitor; (ii) in accordance with the final determination of a court of competent jurisdiction; or (iii) by any other means to which the Indemnified Person and the Indemnitor shall agree.

                 11.4     EXPIRATION OF INDEMNIFICATION.

                          11.4.1 In the event the Merger is consummated, the Parent Group Members' right to indemnification pursuant to Section
         11.1 shall expire on the date that is 18 months after the Closing Date; provided, however, that if any Claim Notice is given by a Parent Group Member prior to the expiration of such 18-month period, such Parent Group Member's right to indemnification in respect of the matters giving rise to such Claim Notice (i) shall continue until such matters are finally terminated or otherwise resolved between such Parent Group Member and the Stockholders' Representatives or by a court of competent jurisdiction and all amounts, if any, payable hereunder in respect of those matters are finally determined and paid from the Escrow, and (ii) shall extend to all Losses and Expenses that are the subject of that indemnification obligation, whether incurred before or after such Claim Notice is given.

                          11.4.2 In the event the Merger is consummated, the Stockholder Group Members' right to indemnification pursuant to
         Section 11.2 shall expire on the date that is 18 months after the Closing Date; provided, however, that if any Claim Notice is given by a Stockholder Group Member prior to the expiration of such 18-month period, such Stockholder Group Member's right to indemnification in respect of the matters giving rise to such Claim Notice (i) shall continue until such matters are finally terminated or otherwise resolved between such Stockholder Group Member, Parent and the Surviving Corporation or by a court of competent jurisdiction and all amounts, if any, payable hereunder in respect of those matters are finally determined and paid by Parent and/or the Surviving Corporation, and (ii) shall extend to all Losses and Expenses that are the subject of that indemnification obligation, whether incurred before or after such Claim Notice is given.

                 11.5 EXCLUSIVE REMEDY FOLLOWING THE MERGER. In the event that the Merger is consummated, any claim against any party hereto for any breach of this Agreement or the Parent Ancillary Agreements or in connection with any of the transactions contemplated hereby or thereby shall be made solely pursuant to this Section 11.


12.      TERMINATION.

                 12.1 TERMINATION RIGHTS. Notwithstanding anything contained in this Agreement to the contrary notwithstanding, the obligations of the parties to consummate the Merger may be terminated at any time prior to the Effective Time:

          12.1.1  By the mutual consent of all of the parties hereto;

                          12.1.2 By Parent or the Company if the Merger Filing shall not have occurred on or before the later of (i) five business days following the Company Meeting, or (ii) 60 days after the date hereof (or such later date as may be mutually agreed to by Parent and the Company);

                          12.1.3 By Parent in the event of any material breach by the Company of any of its agreements, representations or warranties contained herein and, with respect to any such breach that is curable, the failure of Company to cure such breach within seven days after receipt of notice from Parent requesting that such breach be cured; or

                          12.1.4 By the Company in the event of any material breach by Parent or Mergerco of any of their respective agreements, representations or warranties contained herein and, with respect to any breach that is curable, the failure of Parent to cure such breach, or cause Mergerco to cure such breach, within seven days after receipt of notice from the Company requesting that such breach be cured.

                 12.2 NOTICE OF TERMINATION. Any party desiring to terminate the obligation of the parties to consummate the Merger this Agreement pursuant to Section 12.1 (other than Section 12.1.1) shall give notice of such termination to each of the other parties to this Agreement, identifying in such notice the provision under which such termination is being effected.

                 12.3 EFFECT OF TERMINATION. In the event that the obligation of the parties to consummate the Merger shall be terminated pursuant to this Section 12, all further obligations of the parties under this

Agreement shall be terminated without further liability of any party to the others; provided, however, that such termination shall not relieve any party from liability for its breach of this Agreement, or from such party's obligations under Sections 11 or 13.6 or, to the extent applicable, Section 7.15.


13.      GENERAL PROVISIONS.

                 13.1 SURVIVAL OF OBLIGATIONS. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement for the periods set forth herein.

                 13.2 NO PUBLIC ANNOUNCEMENT. No party hereto shall, without the approval of all of the other parties, make any press release or other public announcement or to the Stockholders) concerning the transactions contemplated by this Agreement, except to the extent that the Company shall be so obligated by law, in which case such party shall so advise Parent of such determination and the basis therefor and will either prepare a joint statement with Parent for public release or will permit Parent to review and approve the content of such announcement not less than 24 hours prior to its release by the Company; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement.

                 13.3 NOTICES. All notices, requests, demands, consents, approvals, designations and other communications called for or contemplated by this Agreement shall be in writing and shall be deemed given to the party to whom addressed (i) when delivered to such party by hand or by facsimile transmission, (ii) one business day after being sent to such party by overnight courier, or (iii) three business days after being sent to such party by registered or certified mail (return receipt requested, postage prepaid), in each case at the following address, or at such other address as such party may designate by notice in the manner aforesaid:


         If to the Company
         (after the Effective Time),
         Parent or Mergerco, to:

                 THQ Inc.
                 5016 North Parkway Calabasas, Suite 100
                 Calabasas, California 91302
                 Attention:   Brian J. Farrell,
                              President and Chief Executive Officer
                 Telecopier:  818-591-1615

                 with a copy to:

                 Sidley & Austin
                 555 West Fifth Street, 40th Floor
                 Los Angeles, California 90013
                 Attention:   Kenneth H. Levin, Esq.
                 Telecopier:  213-896-6600

         If to the Company (prior
         to the Effective Time) to:

                 GameFx, Inc.
                 654A Massachusetts Avenue
                 Arlington, Massachusetts 02174
                 Attention:   C. Noah Davis,
                              President and Chief Executive Officer
                 Telecopier:  781-643-3286

                 with a copy to:

                 General Counsel Associates LLP
                 1891 Landings Drive
                 Mountain View, California 94043
                 Attention:   Susan J. Skaer, Esq.
                 Telecopier:  650-428-3901

         If to the Stockholders' Representatives to:

                 C. Noah Davis
                 165 Anderson Road
                 Marlboro, MA 01754
                 Telecopier:  781-693-3286

                 James Whims
                 TechFarm II, L.P.
                 111 West Evelyn Avenue, Suite 101
                 Sunnyvale, CA 94086
                 Telecopier:  408-720-7090

                 Jerema E. Wolosenko
                 71 Perry Street
                 Brookline, MA 01863
                 Telecopier:  617-566-1632

                 with a copy to:

                 General Counsel Associates LLP
                 1891 Landings Drive
                 Mountain View, California 94043
                 Attention:   Susan J. Skaer, Esq.
                 Telecopier:  650-428-3901

or to such other address as such party may indicate by a notice delivered to the other parties hereto.

                 13.4     SUCCESSORS AND ASSIGNS; NO THIRD-PARTY BENEFICIARIES.

                          13.4.1 The rights of each party under this Agreement shall not be assignable by such party prior to the Effective Time without the written consent of each of the other parties. Following the Effective Time, any party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

                          13.4.2 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include without limitation, in the case of Parent, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Except as provided in Section 11 in the event of the consummation of the Merger with respect to the rights and remedies of the Stockholders, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Stockholder or other Person other than (i) the parties hereto and their successors and permitted assigns, and (ii) the Stockholders' Representatives, in their capacity as such, any right, remedy or claim under or by reason of this Agreement or the transactions contemplated hereby.

                 13.5 ENTIRE AGREEMENT; AMENDMENTS. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto, together with the Mutual Confidentiality Agreement dated as of February 13, 1998 by and among Parent, the Company, Davis and TechFarm (the "Confidentiality Agreement") contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein; and such agreements and other documents supersede all prior agreements and understandings between or among any of the parties hereto, including without limitation the Letter of Intent dated as of February 13, 1988 by and among Parent, the Company, Davis and TechFarm (which is hereby terminated). This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

                 13.6 MODIFICATION TO CONFIDENTIALITY AGREEMENT. The Confidentiality Agreement is hereby modified by deleting the second paragraph of Section 4 thereof. The parties hereby confirm that as so modified, the Confidentiality Agreement is in full force and effect in accordance with its terms.

                 13.7 RULES OF CONSTRUCTION. Whenever in this Agreement the context so suggests, references to the masculine shall be deemed to include the feminine and the neuter, references to the singular shall be deemed to include the plural, and references to "or" shall be deemed to be disjunctive but not necessarily exclusive. No provision of this Agreement shall be construed in favor of or against any party hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof, nor shall the interpretation of this Agreement be affected by reason that this Agreement or any provision hereof is inconsistent with any prior draft hereof. Except where expressly provided to the contrary, each reference herein to a "Section" is to a Section of this Agreement; each reference herein to a Section
includes all Sections subsidiary to the Section referred to.   The words
"herein," "hereof," and "hereunder," and other words of similar import, refer to this Agreement as a whole and not to any particular Article, Section or subsection, and the word "including" means "including but not limited to." Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Except as expressly stated to the contrary herein, all dollar amounts in this Agreement refer to lawful money of the United States of America.

                 13.8 WAIVERS. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

                 13.9 EQUITABLE RELIEF. Each of the parties hereto agrees that a monetary remedy for a breach of this Agreement would be inadequate and would be impracticable and extremely difficult to prove, and further agrees that such a breach would cause the other party irrevocable harm, and that either party shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages and without the necessity of posting a bond or making any undertaking in connection therewith. Any such requirement of a bond or undertaking is hereby waived by the parties.

                 13.10 PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

                 13.11 BUSINESS DAY. Whenever this Agreement requires that an action be taken or a notice be given on a date that would otherwise not be a business day, the time period for taking such action or giving such notice shall be extended to the first day thereafter that is a business day.

                 13.12 EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties.

                 13.13 FURTHER ASSURANCES. From time to time after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Mergerco, the Company or otherwise, such deeds and other instruments and to take or cause to be taken such further or other action as shall be necessary or desirable in order to vest or perfect in or to confirm, of record or otherwise, in the Surviving Corporation title to, and possession of, all of the property, rights, privileges, powers, immunities and franchises of Mergerco and the Company and otherwise carry out the purposes of this Agreement.

                 13.14 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware.

                 13.15 ATTORNEYS' FEES. In the event any legal action is instituted to construe or enforce this Agreement or any provision hereof, the prevailing party shall be entitled to recover reasonable attorneys' fees.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

                                      GAMEFX, INC.
                                      a Delaware corporation


                                      By:     /s/ C. NOAH DAVIS
                                              ---------------------------------
                                              C. Noah Davis, President

                                      GAMEFX ACQUISITION COMPANY
                                      a Delaware corporation


                                      By:     /s/ BRIAN J. FARRELL
                                              ---------------------------------
                                              Brian J. Farrell, President


                                      THQ INC.,
                                      a Delaware corporation


                                      By:     /s/ BRIAN J. FARRELL
                                              ---------------------------------
                                              Brian J. Farrell, President


                 Each of the following Persons hereby executes this Agreement for the purpose of being bound by the provisions of Section 13.5 and 13.6.



                                      /s/ C. NOAH DAVIS
                                      -----------------------------------------
                                      C. NOAH DAVIS


                                      TECHFARM II, L.P.

                                      By:     /s/ GORDON A. CAMPBELL
                                              ---------------------------------

                                      Its:    General Partner
                                              ---------------------------------





                             Signature Page 1 of 1

EXHIBIT                       DESCRIPTION

A                    General Release and Covenant Not to Sue
B                    Form of Supplement and Amendment to Employment,
                     Confidentiality and   Invention Assignment Agreement
C                    Registration Obligations of Parent
D                    Form of Stock Purchase Agreement


SCHEDULE*                         DESCRIPTION
--------                          -----------
5.1                  Jurisdictions in which the Company is qualified
5.3                  Capitalization, List of Stockholders, Investor Noteholders and Warrantholders
5.3.2                Rights of first refusal
5.3.5                Voting agreements, rights of first refusal, etc.
5.6                  Actions
5.7                  Financial Statements
5.9                  Governmental Permits
5.15.3               Section 280G payments
5.16.4               Obligations in excess of $10,000
5.16.7               Dividends, etc.
5.16.9               Satisfaction of liens, etc.
5.16.13              Capital expenditures, etc.
5.16.14              Other events or conditions
5.17                 Agreements and commitments
5.17.2               Exceptions to validity, etc.
5.18                 Intellectual property
5.18.3               Government grants, etc.
5.19                 Software products
5.20                 Development Tools
5.23.3               Employee Plans
5.23.7               Employment agreements, etc.
5.23.8               Employees and compensation
9.5                  Necessary consents

*Note: The Schedules are omitted from this filing. The Company agrees to furnish supplementally a copy of any Schedule to the Commission upon request.

                                                                       EXHIBIT A


                    GENERAL RELEASE AND COVENANT NOT TO SUE


                 THIS GENERAL RELEASE AND COVENANT NOT TO SUE (this "Release") is being executed and delivered in connection with the transactions contemplated by the Agreement of Merger, dated as of April 17, 1998 (the "Merger Agreement"), by and among THQ Inc. ("Parent"), GameFx, Inc. (the "Company") and GameFx Acquisition Company ("Mergerco"), pursuant to which the Company will be merged with and into Mergerco and all issued and outstanding shares of common stock of the Company held by the undersigned will be converted into the right to receive shares of common stock of Parent and/or cash (the "Merger").

                 For the consideration to be received by the undersigned pursuant to the Merger, the sufficiency of which is hereby acknowledged, and intending to be legally bound, the undersigned, for himself and on behalf of his affiliates, heirs, executors, assigns and personal representatives (collectively, the "Derivative Claimants"), knowingly and voluntarily, hereby releases, waives and forever discharges the Company and Parent, and their respective affiliates, shareholders, controlling persons, directors, officers, employees and agents, subsidiaries, successors and assigns (collectively, the "Released Parties"), from all claims, demands, damages, liabilities, obligations, contracts, manner of actions, causes, causes of action, suits, debts, sums of money, accounts, reckonings, judgments and executions, whatsoever, in law or in equity (collectively, "Claims") of any kind, nature or description whatsoever, whether known or unknown (and if unknown, regardless of whether knowledge of the same may have affected the decision of the undersigned to make this Release), which now exist or which may hereafter arise based on any fact or circumstance arising or occurring on or at any time on or before the date hereof, including, but not limited to, any rights to indemnification or reimbursement from the Company, whether or not relating to claims pending on, or asserted after the date hereof; provided, however, that nothing contained herein shall operate as a waiver or release of any of the undersigned's rights (i) under the Agreement of Merger or any agreement entered into in connection with the transactions contemplated by the Merger Agreement, or (ii) for compensation and benefits earned or accrued by the undersigned as an employee or officer of the Company through the date hereof.

                 The undersigned acknowledges that he (a) has read this Release; (b) understands that this Release constitutes a release of claims; (c) has been fully advised by counsel; (d) intends to be bound personally and legally by this document; and (e) fully understands that he cannot make any further claims or seek any further recovery by reason of any Claims subsequent to the date hereof.

                 In furtherance of the foregoing, the undersigned irrevocably covenants on behalf of himself and the Derivative Claimants to refrain from, directly or indirectly, asserting any Claims or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any of the Released Parties with respect to any of the matters within the scope of this Release and agrees to hold each of the Released Parties harmless with respect to any such suit or prosecution in contravention of this Release.

                 If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable

                 This Release shall be governed by and construed under the laws of the State of Massachusetts without regard to principles of conflicts of law.


                                             __________________________________
                                             (Signature)

                                             __________________________________
                                             (Name)

                                             Dated: ______________________, 1998
                                                [to be dated the Closing Date]

                                                                       EXHIBIT B



                          SUPPLEMENT AND AMENDMENT TO
         EMPLOYMENT, CONFIDENTIALITY AND INVENTION ASSIGNMENT AGREEMENT


                 THIS SUPPLEMENT AND AMENDMENT TO EMPLOYMENT, CONFIDENTIALITY AND INVENTION AGREEMENT (this "Supplement") is made this ______ day of _______________, 1998, by _____________________________ ("Stockholder") in
favor of GAMEFX, INC., a Delaware corporation ("GameFx"), and THQ INC., a Delaware corporation ("THQ"), with reference to the following facts:

                 A. GameFx, THQ and GameFx Acquisition Company, a Delaware corporation and a wholly owned subsidiary of THQ ("Mergerco"), have entered into an Agreement of Merger dated as of April 17, 1998 (the "Merger Agreement"), pursuant to which THQ has agreed to acquire all of the issued and outstanding shares of common stock of GameFx (the "GameFx Common Stock") by causing GameFx to merge with and into Mergerco (the "Merger").

                 B. Pursuant to and at the effective time of the Merger, by operation of law, (i) all of the Common Stock owned by Stockholder will be converted into the right to receive common stock of THQ as set forth in the Merger Agreement, and (ii) GameFx will become a wholly owned subsidiary of THQ; and in such manner Stockholder will have sold to THQ and disposed of all of the GameFx Common Stock owned by Stockholder.

                 C. Stockholder has previously executed and delivered to GameFx an Employment, Confidential Information and Invention Assignment Agreement (the "Employment Matters Agreement").

                 D. As a material inducement to THQ and GameFx to enter into the Merger Agreement and consummate the Merger, Stockholder has agreed to execute and deliver to THQ and GameFx this Supplement for the purpose of supplementing and amending the Employment Matters Agreement.

                 NOW, THEREFORE, in consideration for the "Merger
Consideration" (as defined in the Merger Agreement) to be received by Stockholder, Stockholder hereby agrees that the Employment Matters Agreement shall be supplemented and amended as follows:


                 1. For purposes of this Supplement and the Employment Matters Agreement, the following terms shall have the following meanings:

                 "Person" means any person, firm, corporation, partnership, governmental jurisdiction or agency or other entity or enterprise.

                 "Territory" means the entire world.

                 "GameFx's Business" means the activities of (i) developing, publishing and distributing interactive entertainment software, and (ii) developing and exploiting applied technologies and development tool sets for use in the creation of interactive entertainment software.

                 "Company" means both GameFx and THQ, and their respective subsidiaries, affiliates, successors and assigns.

                 2. Section 1 of the Employment Matters Agreement ("At-Will Employment") is hereby deleted in its entirety.1

                 3. Section 2 of the Employment Matters Agreement ("Confidential Information") is hereby amended to add the following subsection:

                          (d) In the event that I becomes legally compelled to disclose any of the Confidential Information, I will provide the Company with prompt notice thereof so that the Company may seek a protective order or other protective remedy and/or waive compliance with the provisions of this Agreement concerning the disclosure of such Confidential Information. I agree to furnish only that portion of the Confidential Information that is legally required and to cooperate with any efforts of the Company to obtain a protective order or other reasonable assurance that confidential treatment will be accorded the Confidential Information.

                 4. Section 7 of the Employment Matters Agreement ("Solicitation of Employees") is hereby amended and restated in its entirety to read as follows:

                 7.       Solicitation of Employees and Related Matters.     I
         agree that during the Term (as defined in Section 12 below), I will not either directly or indirectly (i) solicit, induce, recruit or encourage any of the Company's employees to leave their employment, or take away any such employee, or attempt to solicit, induce, recruit, encourage or take away any employee of the Company, either for myself or for any other Person, or (ii) take any action, or advise or assist any Person to take any action, that would impair the goodwill of the business of the Company, including but not limited to actions that would interfere with or damage the Company's business relationships with its employees, licensees, creditors and others with whom it does business.

                 5. Section 10(a) ("Arbitration") of the Employment Matters Agreement is hereby deleted in its entirety.

                 6. Section 11(c) ("Severability") of the Employment Matters Agreement is hereby amended and restated in its entirety to read as follows:

                 (c) SEVERABILITY. No provision of this Agreement shall be construed so as to require the performance of any undertaking contrary to law or which is not enforceable under law, and whenever there is a conflict between any provision of this Agreement and any law contrary to which the Company and I have no legal right to contract, the latter shall prevail, but in such event the provision of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within the legal requirements. In particular, if any of my covenants set forth herein is found by a court to be unreasonable in its duration or scope or in violation of public policy, I agree that the other provisions of this Agreement will continue in full force and effect, and that the affected covenant shall be enforced to the extent doing so would not be unreasonable or in violation of public policy.





____________________

1For C. Noah Davis' agreement only.

         7. Section 11 of the Employment Matters Agreement ("General Provisions") is hereby amended to add the following subsections:

                 (e) ATTORNEYS FEES. Notwithstanding Section 10 hereof, in the event suit is brought to enforce or interpret this Agreement or any part hereof or the rights or obligations of any Person hereunder, the prevailing party shall be entitled to recover his reasonable attorneys' fees to be fixed by the court.

                 (f) NO WAIVERS. The failure of the Company at any time to require my performance of any provision of this Agreement shall not affect its right thereafter to enforce the same; nor shall the waiver by the Company of any breach of any provision thereof or hereof be construed to be a waiver of any succeeding breach of any such provision, or as a waiver of the provision itself.

                 (g) SURVIVAL OF OBLIGATIONS. I acknowledge and agree that my obligations under this Agreement shall constitute covenants that are independent from any obligations that are or may be owing to me by the Company, and thus shall be enforceable by the Company notwithstanding any breach or alleged breach by the Company of any obligation to me. My obligations under this Agreement shall continue beyond the termination of my employment by the Company (except as may be expressly set forth to the contrary herein), and shall be binding upon my personal representatives, executors and heirs. This Agreement constitutes my continuing agreement and will be binding on me notwithstanding any termination of my employment and any subsequent re-employment or re-engagement by the Company, even if I am not requested to execute another copy of this Agreement upon my re-employment.

         8. The Employment Matters Agreement is hereby amended to add the following Section 12:

                 12. COVENANT NOT TO COMPETE. I agree that I will not, for the period commencing on the date hereof and ending on the later of (i) the third anniversary of the date hereof, and (ii) one year after the termination of my employment with the Company for any reason, whether with or without cause (such period the "Term"),

                          (i)  directly or indirectly engage in; or

                          (ii) have any interest in (whether as a proprietor, partner, investor or stockholder) any Person that directly or indirectly is or expects to become engaged in; or

                          (iii) assist or render services (whether or not for compensation, and whether as a director, officer, employee, agent, advisor, consultant or lender) to or for any Person that directly or indirectly is or expects to become engaged in any aspect of GameFx's Business anywhere in the Territory; provided, however, the foregoing shall not prohibit the ownership, in the aggregate, directly or indirectly, of less than two percent (2%) of any class of securities of any entity that is engaged in any portion of the GameFx Business so long as such securities are listed on a national securities exchange or are traded publicly in the over-the-counter market; [and, provided further, that Stockholder may serve on the technical advisory boards of Intel Corporation and 3Dfx Interactive Inc. so long as those activities do not cause Stockholder to breach any of the other provisions of the Employment Matters Agreement](2).



____________________

(2)Additional language for C. Noah Davis' agreement.

         9. Except as expressly supplemented and amended by this Supplement, the Employment Matters Agreement shall continue in full force and effect in accordance with its terms.


                 IN WITNESS WHEREOF, the parties hereof have executed this Supplement as of the date first written above.


                                           "STOCKHOLDER"


                                           _____________________________


AGREED TO AND ACCEPTED:


GAMEFX, INC.

By:      ___________________________
         C.  Noah Davis, President


THQ, INC.

By:      ___________________________
         Brian J.  Farell, President

                                                                       EXHIBIT C



                       REGISTRATION OBLIGATIONS OF PARENT


1. DEFINITIONS. Each capitalized term used in this Exhibit but not defined herein shall have the meaning ascribed to such term in the Agreement of Merger dated as of April 17, 1998 by and among THQ Inc., GameFx Acquisition Company and GameFx, Inc. (the "Merger Agreement"); and as used in this Exhibit the following terms shall have the following meanings:

                 "Commission" means the Securities and Exchange Commission.

                 "Confirmation and Request for Registration" means a written confirmation pursuant to which a Holder (i) requests that the Registerable Shares held by such Holder be included in the Registration Statement, (ii) provides the Holder Information and such other information as may be reasonably requested by Parent, (iii) agrees to be bound by such Holder's obligations set forth in Section 3 of this Exhibit and the indemnification provisions set forth in this Exhibit.

                 "Continuously Effective" means that the Registration Statement shall not cease to be effective and available for Transfers of Registrable Securities thereunder for longer than either (i) any ten consecutive business days, or (ii) an aggregate of fifteen business days.

                 "Holder Information" means, with respect to a Holder, such information regarding such Holder as is required by Item 507 of Regulation S-K promulgated by the Commission under the Securities Act, (ii) whether the intended method of disposition of such Holder's Registerable Shares differs from the Proposed Plan of Distribution (and if so, in what manner), and (iii) any additional information as may be required to be included in the Registration Statement by a Selling Holder; in each case as shall be required to effect the registration of such Registrable Shares pursuant to the Registration Statement, the disclosures required in the Prospectus with respect thereto and the offer and Transfer of such Registrable Shares pursuant to the Prospectus.

                 "Holders" means (i) Effective Time Shareholders and the Convertible Noteholders, and (ii) any other Person who acquires any of the Registrable Shares from another Holder if (a) such Transferor and Trasferee shall have delivered to Parent a written notice of such Transfer setting forth the name of such Person, and (b) such Tranferee shall have executed and delivered to Parent a properly completed Confirmation and Request for Registration; in each case at such times as such Transferee shall own Registrable Shares.

                 "Proposed Plan of Distribution" means a draft of the portion of the Registration Statement that describes the intended methods of disposition of the Registrable Shares by the Selling Holders.

                 "Prospectus" means, with respect to the Registration Statement and each amendment thereto, the form of prospectus included therein.

                 "Registrable Shares" means, as of any date of determination,
(i) the THQ Shares that are either (a) issued to the Convertible Noteholders pursuant to Section 4.5.4 of the Merger Agreement, (b) issued or issuable to the Effective Time Stockholders pursuant to Section 3.1.1 of the Merger Agreement; (ii) any shares or other securities issued as a dividend or other distribution with respect to, or in exchange by Parent generally for, or in replacement by Parent generally of, such THQ Shares; and
(iii) any securities issued in exchange for such THQ Shares in any merger or reorganization of Parent; in each case that continue to be owned by a Holder on such date of determination.

                 "Registration Statement" means a registration statement on Form S-3, as amended from time to time, registering the offer and sale by the Selling Holders of such Selling Holders' Registerable Shares included therein for offer and Transfer on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

                 "Selling Holder" means a Holder who (i) complies with Section
3.1 of this Exhibit, (ii) if such Holder is not an Effective Time Stockholder or a Convertible Noteholder, such Holder holds not less than 500 Registerable Shares both at the time such Holder delivers its Confirmation and Request for Registration and at the time the Registration Statement is declared effective (or such lesser number as Parent, in its sole and absolute discretion, shall determine for such Holder),and (iii) whose Registerable Shares are included in the Registration Statement.

                 "Transfer" means the act of selling, giving, transferring, creating a trust (voting or otherwise), assigning or otherwise disposing of (other than pledging, hypothecating or otherwise transferring as security) (and correlative words shall have correlative meanings).

                 "Violation" shall have the meaning set forth in Section 5.1 hereof.

2.       REGISTRATION OBLIGATIONS OF PARENT.  Parent shall:

                 2.1 Following the Effective Time, send to each Holder a form of Confirmation and Request for Registration.

                 2.2 Not later than 45 days after the Closing Date, file the Registration Statement with the Commission and thereafter use all reasonable efforts to cause the Registration Statement to be declared effective as soon as practicable. Parent shall be entitled to postpone, for up to 60 days, the filing of the Registration Statement if the Board of Directors of Parent determines, in its good faith reasonable judgment, that the registration of the Registerable Shares would interfere with or require the premature disclosure of any transaction or business matter involving Parent.

                 2.3 Include in the Registration Statement the number of each Holder's Registrable Shares as shall be specified in the Confirmations and Requests for Registrations provided to Parent pursuant to Section 3.1 of this Exhibit.

                 2.4 For each Selling Holder, use all reasonable efforts to keep the Registration Statement Continuously Effective until the earlier of
(i) the date on which such Selling Holder's Registerable Shares may be sold pursuant to Rule 144 promulgated by the Commission under the Securities Act, or
(ii) such date as of which all of such Selling Holder's Registerable Shares registered under the Registration Statement have been Transferred.

                 2.5 During the effectiveness of the Registration Statement, and subject to Section 3.3 of this Exhibit, upon notice to Parent by a Selling Holder of a Transfer of Registerable Shares pursuant to the Registration Statement and receipt by Parent of a certificate from such Selling Holder representing for the benefit of Parent and its counsel that (i) such Registerable Shares were offered and have been Transferred by such Selling Holder in a manner consistent with the description set under the caption "Plan of Distribution" in the Prospectus, and (ii) such Selling Holder has complied, in connection with such offer and Transfer, with the prospectus delivery requirements under the Securities Act, Parent shall promptly take such actions as may be necessary to cause such Registerable Shares to be reissued in the name of the transferee free of any restrictive legend under the Securities Act.

                 2.6 In the event that any Registrable Shares included in the Registration Statement remain unsold at the end of the period specified in
Section 2.4 of this Exhibit, Parent may file a post-effective amendment to the Registration Statement for the purpose of de-registering such unsold Registerable Shares.

                 2.7 Furnish to each Selling Holder, without charge, such numbers of copies of the Registration Statement, any pre- effective or post-effective amendment thereto, the final Prospectus, and any amendments or supplements thereto, in each case in conformity with the requirements of the Securities Act, and such other related documents, as each Selling Holder may reasonably request in order to facilitate the Transfer of the Registrable Shares owned by such Selling Holder.

                 2.8 Use all reasonable efforts to register and qualify the Registrable Shares covered by the Registration Statement under such securities laws of such states or jurisdictions as shall be reasonably requested by the Selling Shareholders; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                 2.9 Promptly notify each Selling Holder of any stop order issued or threatened to be issued by the Commission in connection therewith (and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered).

                 2.10 Cause the Registrable Shares covered by the Registration Statement, if the THQ Shares are then listed on a securities exchange or included for quotation in a recognized trading market, to be so listed or included.

3.       CONDITIONS TO PARENT'S OBLIGATIONS; OBLIGATIONS OF THE SELLING
         HOLDERS.

         3.1 The obligations of Parent under Section 2 with respect to each Holder are subject to the satisfaction of each of the following conditions:

                          3.1.1 Such Holder shall complete, execute and deliver to Parent the Confirmation and Request for Registration not later than 15 days after the Confirmation and Request for Registration is sent by Parent to such Shareholder pursuant to Section 2.1 of this Exhibit.

                          3.1.2   Prior to the effectiveness of the
         Registration Statement, such Holder shall furnish to Parent such amendments and supplements to its Holder Information set forth in such Holder's Confirmation and Request for Registration as may be necessary in order to assure that the Holder Information included in the Registration Statement for such Holder does not include a misstatement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

                          3.1.3 If such Holder is a Selling Holder, such Holder shall cooperate with Parent in the preparation of the Registration Statement in the manner and to the extent reasonably requested by Parent, including executing and delivering to Parent such documents as Parent may reasonably request in order to permit Parent to comply with all applicable laws or to obtain acceleration of the effectiveness of the Registration Statement.

                 3.2 After the effectiveness of the Registration Statement, each Selling Holder shall furnish to Parent such amendments and supplements to its Holder Information provided pursuant to Section 3.1 of this Exhibit as may be necessary in order to assure that the Holder Information included in the Registration Statement for such Holder does not include a misstatement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

                 3.3 In the event that Parent gives a notice to a Selling Holder of the happening of an event or development as a result of which the Registration Statement or Prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, then pending Parent's preparation and filing with the Commission of such materials as Parent may deem necessary to assure that the Registration Statement and Prospectus do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, such Selling Holder shall thereupon cease making offers and Transfers of Registerable Shares pursuant to the Registration Statement or deliveries of the Prospectus and, if requested by Parent, shall return to Parent all copies of the Prospectus not theretofore delivered by such Selling Holder to third parties; and, if required, Parent shall furnish to each Selling Holder revised Prospectuses or supplements to or amendments of the Prospectus as Parent may deem necessary; and following such filing with the Commission and/or their receipt of the same each Selling Holder shall be free to resume making offers and Transfers of Registered Shares

4.       EXPENSES OF REGISTRATION.

                 Parent shall pay all expenses incurred in connection with the registration, filing and qualification of the Registrable Shares, including all registration, filing and NASD or securities exchange fees; all fees and expenses of complying with securities or blue sky laws; all word processing, duplicating and printing expenses; and the fees and disbursements of counsel and accountants for Parent; but excluding all discounts, commissions or fees of selling brokers or similar securities industry professionals and any fees and expenses of counsel and accountants for the Selling Holders.

5.       INDEMNIFICATION; CONTRIBUTION.

                 5.1 To the extent permitted by applicable law, Parent shall indemnify and hold harmless each Selling Holder; each Person, if any, who controls such Selling Holder within the meaning of the Securities Act; and each officer, director, partner and employee of such Selling Holder and such controlling Person; against any and all losses, claims, damages, liabilities and expenses, incurred by such party pursuant to any actual or threatened action, suit, proceeding or investigation, or to which any of the foregoing Persons may become subject under the Securities Act, to the extent such losses, claims, damages, liabilities and expenses arise out of or are based upon any of the following (collectively a "Violation"):

                          5.1.1 Any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including any final Prospectus, or any amendments or supplements thereto;

                          5.1.2 The omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

                         5.1.3 Any violation or alleged violation by Parent of the Securities Act, the Exchange Act or any applicable state securities law;

provided, however, that the indemnification required by this Section 5.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or expense if such settlement is effected without the consent of Parent, nor shall Parent be liable in any such case for any such loss, claim, damage, liability or expense to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with the Holder Information or other information furnished to Parent by or on behalf of a Selling Holder expressly for use in connection with the Registration Statement.

                 5.2 To the extent permitted by applicable law, each Selling Holder shall, severally and not jointly, indemnify and hold harmless Parent; each of its directors, each of its officers who shall have signed the Registration Statement; each Person, if any, who controls Parent within the meaning of the Securities Act; any other Selling Holder, any controlling Person of any such other Selling Holder and each officer, director, partner, and employee of such other Selling Holder and such controlling Person; against any and all losses, claims, damages, liabilities and expenses (joint and several), incurred by such party pursuant to any actual or threatened action, suit, proceeding or investigation, or to which any of the foregoing Persons may otherwise become subject under the Securities Act, to the extent such losses, claims, damages, liabilities and expenses arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written Holder Information or other information furnished to Parent by or on behalf of such Selling Holder expressly for use in connection with the Registration Statement; provided, however, that in no event shall any Selling Holder be responsible for any amount payable as damages in any such action or suit in an amount in excess of the amount of proceeds received by such Holder from the sale of its Registerable Shares.

                 5.3 Promptly after receipt by an indemnified party under this Section 5 of notice of the commencement of any action, suit, proceeding, investigation or threat thereof made in writing for which such indemnified party may make a claim under this Section 5, such indemnified party shall deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties. The failure to deliver written notice to the indemnifying party within a reasonable time following the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this
Section 5 but shall not relieve the indemnifying party of any liability that it may have to any indemnified party otherwise than pursuant to this Section 5. Any such indemnified party shall have the right to employ separate counsel in any such action, claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be the expenses of such indemnified party unless (i) the indemnifying party has agreed to pay such fees and expenses, or (ii) the indemnifying party shall have failed to promptly assume the defense of such action, claim or proceeding, or (iii) the named parties to any such action, claim or proceeding (including any impleaded parties) include both such indemnified party and the indemnifying party, and such indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the indemnifying party and that the assertion of such defenses would create a conflict of interest such that counsel employed by the indemnifying party could not faithfully represent the indemnified party (in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action, claim or proceeding on behalf of such indemnified party, it being understood, however, that the indemnifying party shall not, in connection with any one such action, claim or proceeding or separate but substantially similar or related actions, claims or proceedings in the same





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

jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all such indemnified parties, unless in the reasonable judgment of such indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such action, claim or proceeding, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels). No indemnifying party shall be liable to an indemnified party for any settlement of any action, proceeding or claim without the written consent of the indemnifying party, which consent shall not be unreasonably withheld.

                 5.4 If the indemnification required by this Section 5 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to in this Section 5 as a matter of law or public policy:


                         5.4.1  The indemnifying party, in lieu of
         indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any Violation has been committed by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such Violation. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 5.1 and 5.2, any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

                         5.4.2 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.4 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in Section 5.4.1. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of a fraudulent misrepresentation.

                 5.5 If indemnification is available under this Section 5, the indemnifying parties shall indemnify each indemnified party to the full extent provided in this Section 5 without regard to the relative fault of such indemnifying party or indemnified party or any other equitable consideration referred to in Section 5.4.

                 5.6 The obligations of Parent and the Selling Holders under this Section 5 shall survive the completion of any offering of Registrable Shares pursuant to the Registration Statement and any termination of this Agreement.

6. AMENDMENT, MODIFICATION AND WAIVERS; FURTHER ASSURANCES. Parent may take any action herein prohibited, or omit to perform any act herein required to be performed by it; in each case only if Parent shall have obtained the written consent of Holders holding more than 50% of the Registerable Shares. Such amendment, action or omission shall not require the consent of any other Holder.

7. NOTICES. All notices, requests, demands, consents, approvals, designations and other deliveries and communications called for or contemplated by this Agreement shall be in writing and shall be given (i) in the case of Parent, to the address and in the manner set forth in Section 13.3 of the Merger Agreement, and (ii) in the case of any Holder in the manner set forth in
Section 13.3 of the Merger Agreement and to the address (a) set forth in
Schedule 5.3 to the Merger Agreement, or (b) as otherwise provided by such Holder in writing to Parent in the manner set forth in Section 13.3 of the Merger Agreement.

                                                                      EXHIBIT D

                                    THQ, INC.
                          5016 NORTH PARKWAY CALABASAS
                               CALABASAS, CA 91302


April ___, 1998



To: ________________________, a
    stockholder of GameFx, Inc.

Dear Stockholder:

                 As you may be aware, THQ, Inc. ("THQ") has entered or expects to enter into an agreement with GameFx, Inc. ("GameFx") that will result in THQ acquiring all of the outstanding shares of GameFx.

                 THQ is a leading developer, publisher and distributor of interactive entertainment software. The common stock of THQ is traded on the NASDAQ National Market.

                 This acquisition will occur as the result of the merger of GameFx with a subsidiary of THQ (the "Merger"). In the Merger, each of the outstanding shares of GameFx will be exchanged for shares of THQ. The exact exchange ratio will not be known until the day the Merger is consummated, and will depend primarily on the amount of debt GameFx has at that time and on the market price of THQ's shares during a 10-day measuring period prior to the Merger. However, it is expected that the value of the THQ shares distributed in the Merger will have a value (based on such market price) of approximately $0.80 per share of GameFx, i.e. each GameFx share will have a value of approximately $0.80 for purposes of the Merger. A portion of the shares of THQ issued in the Merger will go into an escrow account and will be subject to certain types of claims that THQ may have after the Merger.

                 In order to facilitate the Merger, THQ is offering to purchase, from each of the stockholders of GameFx who owns less than 50,000 shares of GameFx, all of those shares, for cash. This letter agreement (this "Agreement") will set forth the terms of that offer to you and, upon your execution and return of a copy of this Agreement, will set forth THQ's binding agreement to purchase, and your binding agreement to sell, all of your GameFx shares.

                 Accordingly, THQ and you agree as follows:

                 1. On the terms, and subject to the conditions, set forth in this Agreement, immediately prior to the "Merger Consummation" (as defined below) THQ will purchase and acquire from you, and you will sell and deliver to THQ, all of the shares of common stock of

GameFx owned by you at that time, whether now owned or acquired by you prior to the Merger (the "Subject Shares"). The time and date on which this purchase and sale are consummated is referred to as the "Closing."

                 2. The "Merger Consummation" means the date and time at which THQ and GameFx consummate the Merger.

                 3. The consideration payable by THQ for the Subject Shares will consist of cash in an amount that is the equivalent in value, per share of GameFx, of the shares of THQ to be issued in the Merger (the "Purchase Price"). For example, if in the Merger each share of GameFx is exchanged for $0.80 worth of THQ Shares, the consideration for each of your Subject Shares will be $.80 in cash. THQ will mail to you, at the address you specify below, a check in the amount of the Purchase Price immediately following the Closing. None of the Purchase Price will be subject to the escrow described above.

                 4. As further consideration for your selling the Subject Shares to THQ, if at the time of the Closing you continue to owe to GameFx the purchase price for the Subject Shares, THQ will pay that amount for you.

                 5. In the event that Susan Skaer, Esq., counsel for GameFx in the Merger, is not already in possession of the stock certificate(s) evidencing the Subject Shares, you agree to immediately deliver them to Ms. Skaer. You also agree to deliver to her a stock assignment, on a form that will be provided to you, executed in blank and left undated, for the purpose of assigning to THQ at the Closing all of your right, title and interest in and to the Subject Shares (the "Stock Power"). You agree that Ms. Skaer shall hold the stock certificate(s) evidencing the Subject Shares and the Stock Power for our mutual benefit pending the Closing.

                 6. You hereby irrevocably appoint Ms. Skaer (and any other persons she may designate) as your agent and attorney-in-fact for the purpose of completing the Stock Power and delivering the Stock Power and the certificate(s) evidencing the Subject Shares to THQ at the Closing.

                 7. It is a condition to the Closing that it occur on or before June 1, 1998. If it does not, either THQ or you may terminate this Agreement and all of THQ's and your respective rights and obligations under this Agreement. However, you may not terminate this Agreement under any other circumstances, and THQ is relying on this Agreement and its continuing effectiveness in proceeding to arrange for the consummation of the Merger. THQ may so terminate this Agreement at any time if it determines that the Merger
will not be consummated.   Any election to terminate must be by written notice
sent (in the case of notices sent to THQ) to the address specified above, attention Chief Financial Officer, or (in the case of notices sent to you) to the address you set forth below.

                 8. You represent and warrant to THQ that: (i) the number of shares of common stock you currently own is set forth below opposite your signature, (ii) you are, and at the

Closing you will continue to be, the sole owner of the number of Subject Shares set forth below, and none of the Subject Shares are or will be subject to any liens or encumbrances in favor of any other person or entity, (iii) no other person or entity has any right to acquire any of the Subject Shares from you, and (iv) accordingly, upon the consummation of the Closing, THQ will acquire all of the Subject Shares subject to no claims of any kind by any person or entity, (v) you do not need the consent of any person or entity to sell the Subject Shares to THQ, and (vi) such sale will not cause you to violate any agreement, judgement or court order to which you are a party or that is binding on you or your property. You agree to indemnify THQ for any damages it may suffer if any of these representations are warranties are not correct.


                             *         *         *

                 If the foregoing is acceptable to you and reflects the agreement you are willing to make with THQ, please so indicate by executing a copy of this Agreement and returning it to:

                          Susan J. Skaer, Esq.
                          General Counsel Associates LLP
                          1891 Landings Drive
                          Mountain View, California 94043
                          Telecopier:  650-428-3901


                                           Brian J. Farrell
                                           President and Chief Executive Officer
                                           THQ Inc.


Agreed to and accepted as
of the date first set forth above:

________________________________           ____________________________
Signature of Stockholder                   Number of Shares of GameFx

________________________________
Print Name of Stockholder

________________________________
Address

________________________________
Telephone





                                       D-3